Exhibit 10.1

UNIT PURCHASE AGREEMENT

BY AND AMONG

CLARION SAFETY BUYER, LLC, as Buyer,

THE MEMBERS OF CLARION SAFETY SYSTEMS, LLC,

as Sellers,

AND

CLARION INVESTMENT HOLDINGS, LLC

as the Seller Representative

DATED AS OF DECEMBER 9, 2021

EXHIBITS

Exhibit A	Company Unit Ownership and Pro Rata Share
Exhibit B	Example Calculation of Net Working Capital
Exhibit C	Allocation Principles
Exhibit D	Closing Estimates
Exhibit E	Funds Flow Memorandum

ii

UNIT PURCHASE AGREEMENT

THIS UNIT PURCHASE AGREEMENT, dated effective as of December 9, 2021, is by and among Clarion Safety Buyer, LLC, a Delaware limited liability company (“Buyer”), the members of Clarion Safety Systems, LLC, a Pennsylvania limited liability company (the “Company”), set forth on the signature pages hereto (each, a “Seller” and, collectively, “Sellers”) and Clarion Investment Holdings, LLC, as the Seller Representative. Certain capitalized terms used herein but not otherwise defined shall have the meanings set forth in Section 1.

RECITALS

A.       Sellers are the owners (beneficially and of record) of 100% of the outstanding Class A Units of limited liability company membership interest of the Company (“Class A Units”) and 100% of the outstanding Class B Units of limited liability company membership interest of the Company (“Class B Units” and, together with the Class A Units, the “Units”), in the amounts and percentages set forth on Exhibit A hereto. The Units are subject to the terms and conditions of the Company’s Second Amended and Restated Limited Liability Company Agreement dated January 5, 2017 (the “Operating Agreement”).

B.       Immediately prior to Closing, (i) certain Sellers contributed a portion of the Class B Units owned by such Sellers (each, a “Rollover Seller”), with a value and in the number of Class B Units as indicated on Annex A (collectively, the “Exchanged Units”), to Clarion Safety Holdings, LLC, a Delaware limited liability company and the sole equity holder of Buyer (“Parent”), in consideration for the issuance to each such Rollover Seller of a number of limited liability company units of Parent having the same aggregate value as such Exchanged Units, in each case, pursuant to a Contribution and Exchange Agreement between each such Rollover Seller and Parent entered into contemporaneously with the execution and delivery of this Agreement (each, an “Exchange Contribution Agreement”), and (ii) Parent contributed the Exchanged Units to Buyer pursuant to that certain Contribution Agreement between Parent and Buyer dated as of the date hereof.

C.       Buyer desires to acquire, and Sellers desire to sell to Buyer, 100% of the Units that are not Exchanged Units (the “Non-Exchanged Units”).

D.       As a result of (i) the Rollover Sellers’ contribution of the Exchanged Units to Parent, (ii) Parent’s contribution of the Exchanged Units to Buyer, and (iii) Buyer’s purchase of the Non-Exchanged Units from Sellers, the Company shall become a wholly-owned subsidiary of Buyer and each Rollover Seller shall become an member of Parent.

AGREEMENTS

In consideration of the foregoing recitals and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Parties hereby agree as follows:

Section 1.        Defined Terms. In addition to the terms defined elsewhere in this Agreement, the following terms have the following meanings:

“Accounting Policies” means (i) the policies, principles and practices used in the preparation of the Interim Balance Sheet; and (ii) with respect to any matter or calculation which is not addressed by the policies, principles or practices used in the preparation of the Interim Balance Sheet, then “Accounting Policies” shall mean GAAP.

“Adjustment Escrow Amount” means the adjustment escrow funds held in escrow by the Escrow Agent pursuant to the Escrow Agreement, which amount will be $500,000.

“Affiliate” means, with respect to any Person, a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including any partnership or joint venture in which such Person (either alone, or through or together with any other Subsidiaries) has, directly or indirectly, an equity interest of 50% or more. For purposes of this definition, “control” (including the terms “controlled by” and “under common control with”) shall mean the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of equity interests or as trustee or executor, by contract or credit arrangement or otherwise.

“Bankruptcy and Equity Exception” means the principle that enforceability may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium, and other similar laws affecting the rights and remedies of creditors generally and by general principles of equity (including the availability of specific performance or injunctive relief).

“Business” means the business of (a) developing, manufacturing, marketing, printing and installing safety labels and machinery-related or facility-related visual safety communication (including signs, tags, and floor markers), (b) providing machinery-related or facility-related safety consulting services, and (c) providing QR code linked delivery of information and training services.

“Business Day” means any day other than a day on which banks in Chicago, Illinois, are required or authorized to be closed.

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act (Public Law 116-136), signed into law on March 27, 2020;

“Cash” means all cash and (to the extent convertible to cash within 30 days) cash equivalent items of the Company, including checking account balances and bank account balances, plus all deposited but uncleared bank deposits (to the extent not also reflected as a current asset in the Final Closing Net Working Capital), minus all uncleared checks and drafts written by the Company (to the extent such uncleared checks and drafts have not also been reflected as a liability within Net Working Capital) minus all Restricted Cash of the Company. Any amounts to the extent reflected in the calculation of Net Working Capital shall not be taken into account in the calculation of “Cash”. To avoid duplication, any Cash used to pay any Seller Transaction Expenses or Indebtedness or any amount to any Seller or any Affiliate of any Seller during the period between the Effective Time and the Closing shall not be included in the Final Cash Amount and the Purchase Price (and the liability that was paid with such Cash shall not be included in Estimated Seller Transaction Expenses, Final Seller Transaction Expenses, Estimated Indebtedness Amount or the Final Indebtedness Amount).

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq., as amended.

“Claim” means any claim, demand, cause of action, investigation, inquiry, suit, action, complaint, litigation, arbitration, charge, inquiry, audit, notice of violation, citation, summons, subpoena, investigation of any nature or legal, administrative, arbitrative or other proceeding (in each case, whether civil, criminal, administrative, regulatory or otherwise and whether at law or equity or otherwise).

“Closing Indebtedness” means the Indebtedness of the Company as of immediately prior to the Closing.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations, rulings, and forms issued thereunder.

“Company Flow Through Income Tax” means any federal, state and/or local Tax on the income of the Company that is imposed upon the direct or indirect owners of the Company, rather than on the Company itself. For avoidance of doubt, non-resident state and local withholding Tax obligations of the Company shall not be considered a Company Flow Through Income Tax.

“Company Intellectual Property” means all Intellectual Property owned or purported to be owned by, or licensed or purported to be licensed to, the Company.

“Contract” means any agreement, contract, debenture, note, bond, permit, purchase order, arrangement, undertaking, mortgage, indenture, deed of trust, lease, sublease, franchise, license, sublicense, commitment or other instrument or agreement or any other legally binding obligation of a Person, including all amendments, supplements and other modifications thereto.

“COVID-19” means the novel coronavirus disease, COVID-19 virus (SARS-COV-2 and related strains and sequences) or mutation (or antigenic shift) thereof.

“Data Security Requirements” means, collectively, all of the following to the extent relating to confidential or sensitive information, payment card data, Personal Data, or other protected information relating to individuals or otherwise relating to privacy, security, Processing, marketing, or security breach notification requirements and applicable to the Company: (a) each of the rules, policies, and procedures (whether physical or technical in nature, or otherwise) of the Company; (b) all applicable Laws and all industry standards applicable to the Company’s industry (including the Payment Card Industry Data Security Standard (PCI DSS)); and (c) Contracts that the Company have entered into or by which any of them is bound.

“Deferred Payroll Taxes” means any payroll Taxes owed by the Company for a Pre-Closing Tax Period that are payable following the Closing under the CARES Act or the Payroll Tax Executive Order, calculated without giving effect to any Tax credits afforded under the CARES Act, the Families First Coronavirus Response Act, the Payroll Tax Executive Order (Public Law 116-127) or any similar applicable federal, state or local Law to reduce the amount of any such Taxes payable or owed.

“Effective Time” means 12:01 a.m. Eastern Standard Time on the Closing Date.

“Employee Benefit Plan” means any Pension Plan, Welfare Plan or Fringe Benefit Plans, whether qualified or non-qualified.

“Encumbrance” means any lien, pledge, security interest, option, right of first refusal, easement, mortgage, charge, hypothecation, claim, voting trust agreement, indenture, deed of trust, option, warrant, purchase right, preemptive right, license, lease, right of way, covenant, condition or restriction on the use of real or personal property, survey defect, imperfection of title, encroachment or any other encumbrance on the use of real or personal property, any conditional, installment or contingent sale or other title retention agreement or lease in the nature thereof, in each case, whether voluntarily imposed or arising by operation of Law.

“Environmental Laws” means all applicable Laws and binding determinations, orders, permits, licenses, injunctions, writs, decrees or rulings of any Governmental Authority, and any Permits or Contracts with any Governmental Authority, in any case, relating to or that govern or purport to govern air quality, soil quality, water quality, sub-slab and indoor contaminant air vapors, wetlands, natural resources, solid waste, hazardous waste, hazardous or toxic substances, pollution or the protection of employee health and safety, public health, human health or the environment, including, but not limited to, all Laws or Orders relating to the generation, transportation, treatment, storage, disposal, release or cleanup of Hazardous Substances and CERCLA, the Hazardous Materials Transportation Act (49 U.S.C. § 1801), the Federal Water Pollution Control Act (33 U.S.C. § 1251, et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f, et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901, et seq.), the Clean Air Act (42 U.S.C. § 7401, et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601, et seq.), and the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. § 136, et seq.), as each of these Laws have been amended from time to time.

“Equity Interest” means, with respect to any Person: (a) any partnership interests; (b) any membership interests or units; (c) any shares in the capital of such Person or shares of capital stock; (d) any subscriptions, calls, warrants, options, or commitments of any kind or character relating to, or entitling any Person to purchase or otherwise acquire membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; (e) any securities convertible into or exercisable or exchangeable for partnership interests, membership interests or units, shares in the capital of such Person, shares of capital stock, or any other equity securities; or (f) any other interest classified as an equity security of such Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and forms promulgated thereunder.

“ERISA Affiliate” means any entity, trade or business (whether or not incorporated) which is or was, together with the Company, treated as a single employer under Section 414(b), (c), (m), or (o) of the Code.

“Escrow Agent” means U.S. Bank, National Association.

“Escrow Agreement” means the Escrow Agreement, dated the date hereof, among Buyer, the Seller Representative and the Escrow Agent.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fraud” means an actual and intentional fraud (under Delaware law) with respect to the making of a representation or warranty set forth in this Agreement by the Sellers, but in any event excluding constructive fraud, equitable fraud or fraud based on negligent or reckless misrepresentation.

“Fringe Benefit Plans” means any fringe benefit plan under Code Sections 125, 127, 129, 132, or 137 and any bonus, incentive compensation, deferred compensation, restricted Units, other Units-based incentive, salary continuation, bonus plan, employment-related change in control benefit, and any other compensation payment or employment benefit which is not within the meaning of a Pension Plan or Welfare Plan. The term “Fringe Benefit Plan” shall also include any terminated fringe benefit plan previously maintained, sponsored or contributed to by the Company or any ERISA Affiliate which, as of the date of this Agreement, has not distributed all of its assets or satisfied all of its Liabilities.

“Funds Flow Memorandum” means the funds flow memorandum attached hereto as Exhibit E.

“GAAP” means generally accepted accounting principles in the United States of America as of the applicable reference date.

“Governmental Authority” means any (i) nation, state, county, city, town, village, district, or other jurisdiction of any nature, (ii) federal, state, county, municipal, local, foreign, international or other government or political subdivision thereof, (iii) any department, commission, board, court, bureau, branch, agency, official, tribunal or other instrumentality of any such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority of any nature, or (iv) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, policy, regulatory or taxing authority or power of any nature, including any arbitrator or arbitration panel or alternative dispute resolution body.

“Hazardous Substance” means hazardous substances (as that term is defined in CERCLA), solid waste, hazardous waste and any other individual, class or mixture of pollutants, contaminants, toxins, chemicals, substances, wastes or materials in their solid, liquid or gaseous phase, defined, listed, designated, regulated, classified or identified as such, or which is otherwise controlled or regulated by, or for which liability may be imposed, under any Environmental Law.

“Indebtedness” means the aggregate amount of any liability of a Person for the following: [a] borrowed money, including current and long-term portions of bank debt, mortgages, shareholder loans and other loans, unpaid installment obligations and notes payable; [b] installment purchases, or the deferred purchase price, of real or personal property, assets or services, including any seller note, earnout or similar payment obligation, and with respect to any conditional sale, title retention, consignment or similar arrangements; [c] obligations under leases required to be capitalized under GAAP; [d] obligations evidenced by a promissory note, bond, debenture, or other similar instrument or debt security; [e] obligations under any interest rate swap, forward contract or other hedging arrangement; [f] off-balance sheet financing, including synthetic leases and project financing; [g] obligations to any Seller or any Affiliate of any Seller; [h] declared but unpaid dividends or distributions; [i] obligations in respect of unpaid bonuses, severance and other deferred compensation (including, but not limited to the 2021 Annual Bonuses), in each case, including the employer’s portion of any payroll, employment or similar Taxes associated with such payments (whether or not accrued), provided, however, that severance obligations shall only be included in “Indebtedness” to the extent a termination of employment giving rise to the severance payment has occurred; [j] obligations in respect of drawn letters of credit, bankers’ acceptances and performance bonds (excluding any contingent reimbursement obligations under performance bonds set forth on Schedule 1(h) for which the applicable surety or insurance company has not asserted a claim against the Company); [k] Tax liabilities of such Person (whether or not such amounts are due on or before the Closing Date) for all Pre-Closing Tax Periods (which amount shall not [1] be less than zero in any jurisdiction or for any particular Tax, [2] include any deferred Tax assets or liabilities, or [3] include any Company Flow Through Income Taxes); [l] any obligations deferred pursuant to the CARES Act (including Deferred Payroll Taxes); [m] guarantees or keep well obligations with respect to any liability of any Person of the type described in clauses [a] through [l]; and [n] any liability of any Person of the type described in clauses [a] through [m] secured by an Encumbrance (other than a Permitted Encumbrance) on any asset or property of the Company. “Indebtedness” includes any and all amounts necessary to retire such indebtedness, including principal or scheduled payments, accrued interest or finance charges, and other fees, penalties or payments necessary to retire the indebtedness at Closing. Notwithstanding the foregoing, “Indebtedness” does not include any amounts to the extent reflected in the calculation of Final Closing Net Working Capital and taken into account in calculating the Purchase Price.

“Intellectual Property” means any and all intellectual property or proprietary rights in any jurisdiction throughout the world, including all of the rights arising from or in respect of the following: [a] patents, patent applications of any kind (and any renewals, reissues, reexaminations, extensions, continuations, continuations-in-part, revisions, divisions and substitutions relating to any patents and patent applications), patent rights, and inventions and discoveries and invention disclosures (whether or not patented or patentable and whether or not reduced to practice) and all international and other rights associated therewith; [b] trademarks, trade dress, service marks, trade names, business names, brand names, designs, logos, slogans, Internet domain names, web sites, URLs and other indicia of source or origin, together with all translations, adaptations, derivations, and combinations thereof, all applications, registrations, and renewals in connection therewith, the rights related thereto, and all goodwill associated therewith; [c] copyrights (registered or unregistered), all copyright registrations and copyright applications and renewals in connection therewith, and all moral rights and all other rights associated with any of the foregoing, including the underlying works of authorship and other works of authorship (whether or not copyrightable), and all data, databases and database rights; [d] all trade secrets, inventions, technology, formulas, know-how, discoveries, improvements, designs, processes, methods, techniques, protocols, formulae, algorithms, compositions, industrial models, architectures, layouts, drawings, plans, specifications, methodologies, Confidential Information, ideas, computer software programs and applications, tangible and intangible proprietary information or materials; [e] all applications filed, applications to be filed, and registrations relating to any of the foregoing clauses [a]-[d] above; and [f] all licenses and other contractual or intangible rights with respect to the foregoing.

“Invoices” means invoices for all Seller Transaction Expenses to be paid by Buyer at the Closing (each of which shall include wire instructions for delivery of the applicable amount set forth therein).

“IRS” means the United States Internal Revenue Service.

“Knowledge of the Company” means, with respect to the Company, the actual knowledge, after reasonable inquiry, of Ron Crawford, Mark Stevens, Angela Lambert and Erin Early.

“Laws” means all laws, statutes, ordinances, codes, rules, principles of common law, constitutions, treaties, regulations, judgments, decrees, Orders or other requirements or rules of law of any Governmental Authority.

“Liability” means any debt, assurance, obligation, indebtedness, commitment, expense, claim, deficiency, guaranty, endorsement or other liability of any kind, nature, character or description, whenever arising, whether known or unknown, direct or indirect, asserted or unasserted, matured or unmatured, accrued or unaccrued, fixed, absolute or contingent, disputed or undisputed, due or to become due, secured or unsecured, including those arising under any Law, Claim, Order or Contract.

“Losses” means any claim, cost, loss, Liability, obligation, damage, deficiency, expense (including costs of investigation and defense and enforcement and reasonable attorneys’ accountants’, investigators’ and experts’ fees and expenses), Tax, levy, fine, penalty, payment, interest, judgment, award or assessment, whenever arising or incurred.

“Material Adverse Effect” means any change, event, effect, result, fact, circumstance, development or occurrence, individually or with all other changes, events, effects, results, facts, circumstances, developments or occurrences, that (a) has had or would reasonably be expected to have a material adverse effect on the business, assets, liabilities, results of operations, or condition (financial or otherwise) of the Company or (b) prevents or materially impairs the ability of the Sellers or the Company to perform their obligations hereunder or consummate the transactions contemplated hereby in accordance with the terms of this Agreement; provided, however, that none of the changes, events, effects, results, facts, circumstances, developments or occurrences arising out of, resulting from or attributable to the following shall be taken into account in determining whether there has been a Material Adverse Effect: [a] changes in economic conditions in the United States or the capital or financial markets or the world economy generally; [b] any change generally affecting any of the industries or markets in which the Company operates; [c] changes in general legal, regulatory, political, economic or business conditions or changes in GAAP; [d] any natural disaster, acts of terrorism, sabotage, war, the outbreak or escalation of hostilities, weather conditions, change in geopolitical conditions or other force majeure events or [e] the COVID-19 pandemic; provided that such exceptions shall apply with respect to any such change, event, effect, result, fact, circumstance, development or occurrence to the extent that such change, event, effect, result, fact, circumstance, development or occurrence has not had a disproportionate effect on the business, assets, liabilities, results of operations, or condition (financial or otherwise) of the Company as compared to other companies in the industry in which the Company operates.

“Net Working Capital” means, as of the Effective Time, the current assets of the Company (excluding Cash and income Tax assets) that are included on the example calculation set forth on Exhibit B minus the current liabilities of the Company (excluding income Tax liabilities) that are included on the example calculation set forth on Exhibit B, in each case calculated in accordance with the Accounting Policies.

“Net Working Capital Target” means $1,617,000, calculated as set forth on Exhibit B.

“Order” means any award, decision, ruling, verdict, order, writ, injunction, judgment, plan, stipulation or decree of any Governmental Authority.

“Organizational Documents” means the organizational documents of a non-natural Person, including [a] the articles or certificate of incorporation and the bylaws of a corporation; [b] the partnership agreement and any statement of partnership of a general partnership; [c] the limited partnership agreement and the certificate or articles of limited partnership of a limited partnership; [d] the limited liability partnership agreement and the certificate or articles of limited liability partnership of a limited liability partnership; [e] the operating agreement, members’ agreement or limited liability company agreement and the articles of organization or certificate of formation of a limited liability company; [f] any charter or similar document adopted or filed in connection with the creation, formation or organization of a Person; [g] any shareholders’ agreement or other instrument among all or a portion of the owners or equityholders of such Person; and [h] any amendment to any of the foregoing.

“Pandemic Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or similar Law, order, decree, directive, guideline or recommendation of or promulgated by any Governmental Authority having jurisdiction over the Company (including the Centers for Disease Control), in each case, in connection with or in response to COVID-19, including any legislation, executive order, or changes in Tax Law enacted in response to COVID-19 (and any regulations, rulings, notices, memoranda or other authority issued with respect thereto), including the CARES Act, the Family First Act, the Consolidated Appropriations Act, the American Rescue Plan Act of 2021, and the Presidential memorandum on Deferring Payroll Tax Obligations in Light of the Ongoing COVID-19 Disaster, as issued on August 8, 2020.

“Party” or “Parties” means Buyer, each of the Sellers, and the Seller Representative, as the case may be.

“Payoff Letters” means the payoff letters provided by the lenders or other holders of Closing Indebtedness set forth in the Estimated Closing Statement to be repaid by Buyer at the Closing as contemplated by this Agreement (each of which shall (a) provide for the release and discharge, subject to the receipt of the applicable payoff amount, of all Encumbrances and guarantees related to such Closing Indebtedness, (b) authorize Buyer to file terminations evidencing such release and discharge upon delivery of the applicable payoff amount, and (c) include wire instructions for delivery of the applicable payoff amount).

“Pension Plan” means each “employee pension benefit plan” as defined in Section 3(2) of ERISA. The term “Pension Plan” includes an “employee pension benefit plan” which is subject to an exemption under ERISA. The term “Pension Plan” shall also include any terminated “employee pension benefit plan” previously maintained, sponsored, or contributed to by the Company or an ERISA Affiliate which, as of the date hereof, has not distributed all of its assets in full satisfaction of accrued benefits or satisfied all of its Liabilities.

“Permits” means licenses, permits, franchises, certificates, accreditations, variances, waivers, security clearances, exemptions, authorizations, approvals, registrations, certifications, notices, consents, listings and similar rights issued, granted, given or otherwise made available by, or under the authority of, any Governmental Authorities or pursuant to any Law.

“Permitted Encumbrances” means, with respect to any Person and its Subsidiaries, [a] mechanics’, carriers’, workmen’s, warehousemen’s, repairmen’s or other like statutory Encumbrances arising in the ordinary course of business and for which adequate reserves have been established in accordance with GAAP, [b] Encumbrances for Taxes, assessments and other governmental charges and levies that are not due and payable or that are being contested in good faith by appropriate proceedings and, in either case, for which adequate reserves with respect thereto have been established in accordance with GAAP, [c] Encumbrances on real property (including easements, rights of way and similar restrictions of record) that do not, individually or in the aggregate, materially interfere with the use or occupancy of such real property or the operation of such Person, [d] non-exclusive licenses of Intellectual Property granted by the Company in the ordinary course of business, and [e] Encumbrances described on Schedule 1.1

“Person” means an individual, a partnership, a limited liability company, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization or a Governmental Authority (or any department, agency or political subdivision thereof) or any other entity.

“Personal Data” means all information or data relating to one or more individual(s) that is personally identifying (i.e., data that identifies an individual or, in combination with any other information or data, is capable of identifying an individual), including all information or data regulated or protected by one or more federal, state, or foreign data privacy or security Laws.

“Pre-Closing Tax Period” means [a] any taxable period that ends on or before the Closing Date or [b] the portion of any Straddle Period ending on the Closing Date.

“Process” or “Processing” means any operation or set of operations which is performed on Personal Data or on sets of Personal Data, whether or not by automated means, such as the receipt, access, acquisition, collection, recording, organization, compilation, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transfer, transmission, dissemination or otherwise making available, alignment or combination, restriction, disposal, erasure or destruction.

“R&W Insurance Policy” means a buyer-side representation and warranty insurance policy that may be entered into by Buyer in connection with this Agreement on or following the date hereof, together with the related declarations, endorsements and exhibits.

“Registered Company Intellectual Property” means all Company Intellectual Property owned or purported to be owned by the Company that is [a] the subject of an application, issuance or registration issued or registered by or filed with any Governmental Authority, or [b] a domain name.

“Restricted Cash” means all cash on deposit with third parties (including customer or security deposits), cash escrow accounts and guaranty accounts, and cash subject to a lockbox, dominion, control or similar agreement or otherwise subject to any legal or contractual restriction on the ability to freely transfer or use such cash for any lawful purpose.

“Rollover Amount” means $427,000.

“Seller Tax Matter” means (i) [a] extending or waiving the applicable statute of limitations with respect to any Seller Income Tax Returns of the Company for a Pre-Closing Tax Period; [b] filing any ruling request with any Governmental Authority that relates to Seller Income Tax Returns of the Company for a Pre-Closing Tax Period that could have the effect of increasing Taxes of the Company for Pre-Closing Tax Period; or [c] making or revoking any income Tax election after the Closing Date that could have the effect of increasing Taxes of the Sellers for a Pre-Closing Tax Period or (ii) at any time prior to the Adjustment Completion Date, [a] initiating or participating in any voluntary disclosure program with any Governmental Authority regarding any Tax (or potential Taxes) or Tax Returns of the Company for a Pre-Closing Tax Period, or [b] file any Tax Return for a Pre-Closing Tax Period in any jurisdiction(s) in which the Company has not historically filed such Tax Return.

“Seller Transaction Expenses” means, in each case to the extent unpaid immediately prior to the Closing: [a] the aggregate fees, disbursements, costs and expenses (including any investment banking fees, financial advisory fees, brokerage fees, commissions, finder’s fees, attorneys’ fees and expenses, accountants’ fees and expenses and other advisory and consulting fees and expenses) incurred by the Company or any of the Sellers in connection with this Agreement or the other Transaction Documents or the transactions contemplated by this Agreement or such other Transaction Documents, [b] any obligation of the Company to pay any Person consideration in connection with the closing of the transactions contemplated by this Agreement under any phantom equity plan, incentive compensation plan, equity appreciation rights plan or agreement, employment agreement, deferred compensation plan or agreement, supplemental executive compensation agreement, phantom equity plan or agreement, sale, “stay-around,” “change-in-control,” retention, or similar bonuses or payments to current or former directors, officers, employees and consultants or other Persons, including the Special Transaction Bonuses; [c] any employment and related Taxes imposed on the Company in connection with the payment of any of the obligations pursuant to the foregoing items; and [d] the cost of the D&O Tail. “Seller Transaction Expenses” does not include any amounts to the extent reflected in the calculation of the Final Closing Net Working Capital and deducted from the Purchase Price.

“Software” means all software in any form (including source code, object code and executable code), including operating system and applications software, computer programs, embedded software, firmware, tools, databases, associated data and related documentation, implementation of algorithms, program interfaces, and all rights therein.

“Straddle Period” means any Tax period beginning before or on and ending after the Closing Date.

“Subsidiary” means, with respect to any Person, [a] any corporation at least a majority of the outstanding voting equity of which is owned, directly or indirectly, by such Person or by one or more of its subsidiaries, [b] any general partnership, joint venture, limited liability company, statutory trust, or other entity, at least a majority of the outstanding partnership, membership, or other similar equity interests of which shall at the time be owned by such Person, or by one or more of its subsidiaries, [c] any limited partnership of which such Person or any of its subsidiaries is a general partner or [d] any other Person (other than an individual) (i) in which such Person owns (directly or indirectly, beneficially or of record) at least a 50% equity, beneficial or financial interest, (ii) in which such Person owns (directly or indirectly, beneficially or of record) an amount of voting securities or other interests in such other Person that is sufficient to enable such Person to elect at least a majority of the members of such other Person’s board of directors, board of managers or similar governing body, or (iii) that is otherwise directly or indirectly controlled by such Person. For the purposes of this definition, “voting equity” means shares, interests, participations, or other equivalents in the equity interest (however designated) in such Person having ordinary voting power for the election of a majority of the directors (or the equivalent) of such Person.

“Systems” means servers, software, computer firmware, computer hardware, electronic data processing equipment, websites, databases, circuits, networks, network equipment, peripherals, computer systems, and other computer, communications, and telecommunications devices and equipment.

“Tax” or “Taxes” means any and all taxes, charges, fees, levies or other assessments, including, but not limited to, income, gross receipts, value added, excise, real or personal property, sales, withholding, social security, retirement, unemployment, occupation, use, net worth, payroll, franchise, excise, estimated, alternative minimum, add on minimum, premium, windfall profit, profits, gains, net worth, capital stock, greenmail, ad valorem, stamp, natural resources, environmental, custom, duty, escheat or unclaimed property, registration, documentation, leasing, insurance, severance, workers’ compensation, impact, hospital, health, disability, license, transfer and recording taxes, fees and charges, imposed by the IRS or any other taxing authority (whether domestic or foreign including any state, county, local or foreign government or any subdivision or taxing agency thereof (including a United States possession)), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest whether paid or received, fines, penalties or additional amounts imposed by the IRS or any other taxing authority attributable to, or imposed upon, or with respect to, any such taxes, charges, fees, levies or other assessments.

“Tax Returns” means any return (including any information return), declaration, report, statement, schedule, notice, form, claim for refund, or other document, statement or information (or any amendment of or supplement to any of the foregoing) filed with or submitted to, or required to be filed with or submitted to, the IRS or any other taxing authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any legal requirement relating to any Tax.

“Threatened” means that [a] a demand or statement has been made to the Company in writing, or [b] any written notice has been given to the Company, or [c] to the Knowledge of the Company, the applicable Seller or Buyer, as applicable, any other demand, statement or notice has been made or given, in any case of [a], [b] or [c], that would lead a reasonable Person to conclude that a Claim may be asserted.

“Transaction Document” means, collectively, this Agreement, the Escrow Agreement and each of the other agreements, certificates, instruments and documents to be executed and delivered pursuant to this Agreement.

“Transaction Tax Deductions” means, without duplication, any item of loss or deduction for income Tax purposes resulting from [a] phantom equity payments, transaction bonuses, change-in-control payments, severance payments, retention payments, or similar payments made to employees or other service providers of the Company, to the extent included in the Final Seller Transaction Expenses, [b] the fees, expenses, and interest (including unamortized original issue discount and any other amounts treated as interest for federal income Tax purposes and any prepayment penalty or breakage fees or accelerated deferred financing fees) incurred by the Company with respect to the payment of any Indebtedness, in each case, to the extent included in the Final Indebtedness Amount, [c] 2021 Annual Bonuses and the Special Transaction Bonuses, and [d] any other Seller Transaction Expenses included in the Final Seller Transaction Expenses.

“WARN Act” means the Worker Adjustment and Retraining Notification Act and any comparable state or local Law.

“Welfare Plan” means each “employee welfare plan” as defined in ERISA Section 3(1), including medical reimbursement benefits provided under a Fringe Benefit Plan subject to Code Section 125 and health reimbursement arrangements. The term “Welfare Plan” includes an “employee welfare plan” which is subject to an exemption under ERISA. The term “Welfare Plan” shall include any terminated “employee welfare plan” previously maintained, sponsored, or contributed to by the Company or any ERISA Affiliate which, as of the date hereof, has not distributed all of its assets or satisfied all of its Liabilities.

Each of the following terms is defined in the Section of this Agreement set forth opposite such term:

Term	Section
2021 Annual Bonuses	Section 8(a)(iii)
Adjustment Completion Date	Section 2(f)
Allocation Schedule	Section 2(h)(ii)
Base Purchase Price	Section 2(b)
Bonus Authorizing Resolutions	Section 8(a)(iii)
Buyer	Introduction
Buyer Closing Statement	Section 2(e)(i)
Class A Units	Recitals
Class B Units	Recitals
Closing	Section 2(a)
Closing Date	Section 2(a)
Closing Date Purchase Price Payments
Company	Introduction
Delivery Deadline	Section 2(e)(i)
Disclosure Schedule	Section 11(a)
Discussion Period	Section 2(e)(ii)
Dispute Notice	Section 2(e)(ii)
D&O Tail	Section 6(c)
Employment Laws	Section 3(q)(iv)
Estimated Cash Amount	Section 2(c)
Estimated Closing Net Working Capital	Section 2(c)
Estimated Closing Statement	Section 2(c)
Estimated Indebtedness Amount	Section 2(c)
Estimated Seller Transaction Expenses	Section 2(c)
Exchange Contribution Agreement	Recitals
Exchanged Units	Recitals
Final Cash Amount	Section 2(e)(i)
Final Closing Net Working Capital	Section 2(e)(i)
Final Indebtedness Amount	Section 2(e)(i)
Final Seller Transaction Expenses	Section 2(e)(i)
Final Deficiency	Section 2(f)(iii)[a]
Final Excess	Section 2(f)(iii)[b]
Financial Statements	Section 3(d)
Improvements	Section 3(i)(iv)
Independent Accountant	Section 2(e)(ii)
Insurance Policies	Section 3(o)(i)
Interim Balance Sheet	Section 3(d)(ii)
Interim Balance Sheet Date	Section 3(d)(ii)
Lease Real Property	Section 3(i)(i)
Material Contract	Section 3(j)
Material Contracts	Section 3(j)
Material Customers	Section 3(s)
Material Suppliers	Section 3(t)
Noncompetition Agreements	Section 8(a)
Non-Exchanged Units	Recitals
Operating Agreement	Recitals
Ordinary Course Purchase Orders	Section 3(j)(i)
Owned Real Property	Section 3(i)(i)
Parent	Recitals
Post-Closing Covenants	Section 10(a)
Pre-Closing Claims	Section 6(c)
Privileged Communications	Section 11(o)(i)
Promus Non-Solicitation Agreement	Section 8(a)(vii)
Purchase Price	Section 2(b)
Purchased Units	Section 2(a)
Real Property	Section 3(h)
Related Person	Section 3(o)
Released Claims	Section 6(e)
Releasee	Section 6(e)
Releaser	Section 6(e)
Rollover Seller	Recitals
Schedule	Section 11(a)
Seller	Introduction
Seller Administrative Expense Fund	Section 2(d)
Seller Covered Parties	Section 6(c)
Seller Group Law Firm	Section 11(n)
Seller Income Tax Returns	Section 7(a)(i)
Seller Representative	Section 9(a)
Seller Tax Contest	Section 7(b)
Sellers	Introduction
Special Transaction Bonuses	Section 8(a)(iii)
Tax Contests	Section 7(b)
Units	Recitals

Section 2.            Purchase and Sale.

(a)          Purchase and Sale of Non-Exchanged Units. In accordance with, and subject to, the provisions of this Agreement, Buyer shall purchase from Sellers, and Sellers shall sell to Buyer, 100% of the Non-Exchanged Units (the “Purchased Units”), free and clear of all Encumbrances (other than restrictions on transfer under federal and state securities laws). The term “Closing” means the consummation of the transactions contemplated by this Agreement. The “Closing Date” shall be the date hereof.

(b)          Consideration. Upon the terms and subject to the conditions of this Agreement, in consideration of the transactions set forth in Section 2(a), the aggregate consideration to be paid by Buyer (the “Purchase Price”) shall be equal to SIXTY SEVEN MILLION, FIVE HUNDRED THOUSAND Dollars ($67,500,000.00) (the “Base Purchase Price”), plus (i) the Final Cash Amount, plus (ii) the amount, if any, by which the Final Closing Net Working Capital is greater than the Net Working Capital Target, minus (iii) the amount, if any, by which the Final Closing Net Working Capital is less than the Net Working Capital Target, minus (iv) the Final Indebtedness Amount, minus (v) the Final Seller Transaction Expenses, minus (vi) the Rollover Amount.

(c)          Closing Estimates. Attached as Exhibit D (the “Estimated Closing Statement”) are the Company’s good faith calculations, prepared in accordance with the relevant definitions of this Agreement, of (i) the estimated Net Working Capital (the “Estimated Closing Net Working Capital”), (ii) the estimated amount of Cash as of the Effective Time (the “Estimated Cash Amount”), (iii) the estimated amount of Closing Indebtedness (the “Estimated Indebtedness Amount”), and (iv) the estimated amount of Seller Transaction Expenses (the “Estimated Seller Transaction Expenses”).

(d)          Closing Payments. At the Closing:

(i)       Buyer shall pay the Adjustment Escrow Amount to the Escrow Agent in accordance with the Funds Flow Memorandum.

(ii)       Buyer shall pay $250,000 (the “Seller Administrative Expense Fund”) to an account designated by the Seller Representative in accordance with the Funds Flow Memorandum.

(iii)      Buyer shall pay, on behalf of the Company, all Closing Indebtedness included in the Estimated Indebtedness Amount and described in the Payoff Letters in accordance with the Payoff Letters.

(iv)       Buyer shall pay, on behalf of the Company, all Seller Transaction Expenses included in Estimated Seller Transaction Expenses and described in the Invoices in accordance with the Invoices; provided that, in addition, any Seller Transaction Expenses to be paid at the Closing and treated as wages to a current or former employee of the Company shall be paid to the Company, which shall pay the applicable payee such amount, less applicable withholding Taxes, through the Company’s payroll system. Buyer shall cause the 2021 Annual Bonuses and the Special Transaction Bonuses to be paid by the Company to its employees, in the amounts approved in the Bonus Authorizing Resolutions, no later than December 31, 2021.

(v)       Buyer shall pay the Sellers in accordance with the Funds Flow Memorandum an aggregate amount equal to the Base Purchase Price, minus [a] the Adjustment Escrow Amount, minus [b] the amount of the Seller Administrative Expense Fund, plus [c] the Estimated Cash Amount, minus [d] the Estimated Indebtedness Amount, minus [e] the Estimated Seller Transaction Expenses, plus [f] the amount, if any, by which the Estimated Closing Net Working Capital is greater than the Net Working Capital Target, minus [g] the amount, if any, by which the Estimated Closing Net Working Capital is less than the Net Working Capital Target, minus [h] the Rollover Amount (collectively, the “Closing Date Purchase Price Payments”). Notwithstanding anything in the contrary in this Agreement, Buyer shall have no liability or other obligation to any Person (including any Seller) in respect of the allocation of the Closing Date Purchase Price Payments to the extent paid in accordance with the Funds Flow Memorandum.

(e)	Post-Closing Confirmation of Purchase Price.

(i)       As soon as practicable after the Closing Date, but in any event within 90 calendar days following the Closing Date (the “Delivery Deadline”), Buyer shall prepare and deliver to the Seller Representative a closing statement (the “Buyer Closing Statement”) which sets forth Buyer’s calculations of [a] the Net Working Capital (the “Final Closing Net Working Capital”), [b] the amount of Cash as of the Effective Time (the “Final Cash Amount”), [c] the amount of Closing Indebtedness (the “Final Indebtedness Amount”), and [d] the amount of Seller Transaction Expenses (the “Final Seller Transaction Expenses”), in each case prepared in a manner consistent with the definitions of Net Working Capital, Cash, Closing Indebtedness and Seller Transaction Expenses. Such calculations shall not include any changes in assets or liabilities as a result of purchase accounting adjustments arising from or resulting as a consequence of the transactions contemplated hereby. The Parties agree that, in undertaking the calculation of Final Closing Net Working Capital, the Parties shall not introduce accounting policies, principles, practices, procedures or methodologies that differ from those reflected in the Accounting Policies. Notwithstanding the foregoing, the Final Closing Net Working Capital and the Final Cash Amount shall not contain any categories or types of assets or liabilities or other accounts, reserves or line items not reflected in the illustrative calculation of Net Working Capital attached as Exhibit B or the definition of “Cash”, respectively. If Buyer fails to deliver the Buyer Closing Statement and the calculations contemplated by this paragraph by the Delivery Deadline, then the Seller Representative shall deliver written notice of such failure to Buyer and Buyer shall be entitled to deliver the Buyer Closing Statement during the 10-day period following Buyer’s receipt of such written notice from the Seller Representative. If Buyer fails to deliver the Buyer Closing Statement to the Seller Representative within such 10-day period, then the Buyer Closing Statement shall be deemed to contain the same calculations as the calculations set forth on the Estimated Closing Statement and be deemed to represent Buyer’s good faith calculations of the Net Working Capital, the amount of Cash as of the Effective Time, the amount of Closing Indebtedness, and the amount of Seller Transaction Expenses, in each case prepared in a manner consistent with the definitions thereof, and shall be deemed to be delivered to the Seller Representative on the first day following the expiration of such 10-day period, with the Seller Representative then having the opportunity to deliver a Dispute Notice in accordance with Section 2(e)(ii) within 30 days thereafter.

(ii)       If the Seller Representative wishes to dispute the Buyer Closing Statement, the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount, or the Final Seller Transaction Expenses determined by Buyer, then the Seller Representative shall deliver to Buyer a written statement (the “Dispute Notice”) describing with reasonable detail the basis for any such dispute within thirty (30) calendar days after receiving the Buyer Closing Statement and the calculations required by Section 2(e)(i). If the Seller Representative does not deliver the Dispute Notice to Buyer within such thirty (30) calendar day time period, then the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses set forth in the Buyer Closing Statement shall be deemed final and accepted by the Seller Representative. Buyer and the Seller Representative will use reasonable efforts to resolve any such dispute themselves. If any such dispute is not finally resolved within thirty (30) calendar days after Buyer’s receipt of the Dispute Notice (the “Discussion Period”), either Buyer or the Seller Representative may promptly thereafter cause CohnReznick LLP or another mutually acceptable third-party accounting firm (the “Independent Accountant”), acting as an expert and not as an arbitrator, to resolve such dispute. For the avoidance of doubt, the Independent Accountant shall apply the terms and conditions set forth in this Agreement (including the requirements of Section 2(e)(i)) for purposes of resolving the dispute, and the engagement letter for the Independent Accountant shall include the agreement of the Independent Accountant to apply the terms and conditions set forth in this Agreement. Buyer and the Seller Representative shall keep each other copied on any correspondence with the Independent Accountant, and shall not engage in telephone calls or meetings with the Independent Accountant unless the other Party is provided with reasonable advance notice of the call or meeting and an opportunity to participate. Within thirty (30) calendar days after submission to the Independent Accountant for resolution, Buyer and the Seller Representative shall each indicate in writing their position on each disputed matter and each such Party’s determination of the amount of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses. The Parties shall instruct the Independent Accountant to make a written determination on each disputed matter (and no other matters) no later than sixty (60) calendar days after submission to the Independent Accountant for resolution and such determination will be conclusive and binding upon the Parties with respect to each disputed matter, absent fraud or manifest error. The Independent Accountant shall, by applying the terms and conditions set forth in this Agreement (including the requirements of Section 2(e)(i)), only decide the specific items under dispute by the Parties and its decision for each disputed item must be within the range of values assigned to each such item by Buyer (in the Buyer Closing Statement or in Buyer’s calculation of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount or the Final Seller Transaction Expenses) or the Seller Representative (in the Dispute Notice). The Buyer Closing Statement and the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses will be revised as appropriate to reflect the resolution of any such claims pursuant to this Section 2(e)(ii). The fees and expenses of the Independent Accountant incurred in the resolution of such dispute shall be borne by Buyer and the Seller Representative (on behalf of Sellers) in such proportion as is appropriate to reflect the relative benefits received by Buyer and Sellers from the resolution of the dispute, which proportionate allocation shall be determined by the Independent Accountant at the time the determination of the Independent Accountant is rendered on the merits. For example, if the Seller Representative challenges the calculation of the Final Closing Net Working Capital by an amount of $100,000, but the Independent Accountant determines that the Seller Representative has a valid claim for only $40,000 (i.e., the Seller Representative prevails as to 40% of its claim), then Buyer shall bear 40% of the fees and expenses of the Independent Accountant and the Seller Representative (on behalf of Sellers) shall bear the other 60% of such fees and expenses.

(iii)      Buyer will provide the Seller Representative with reasonable access to the books and records used in the preparation of the Buyer Closing Statement and the calculations of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses, and shall make its (and the Company’s) financial staff and internal accountants (subject to the execution of customary work paper access letters if requested) reasonably available to the Seller Representative and its accountants and other representatives and to the Independent Accountant upon reasonable notice and during normal business hours during the review by the Seller Representative of the Buyer Closing Statement and the calculations of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses and until the expiration of the third 30-day period described in Section 2(e)(ii), as reasonably necessary to review the Buyer Closing Statement.

(f)           Adjustment Payment. After the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses (each as finally determined under Section 2(e), and the date of such determination, the “Adjustment Completion Date”), an adjustment payment shall be calculated as set forth in this section:

(i)       If the Final Closing Net Working Capital is less than the Estimated Closing Net Working Capital, then Buyer will receive a credit towards the adjustment payment on a dollar-for-dollar basis by the entire amount of the difference. Buyer will also receive a credit towards the adjustment payment on a dollar-for-dollar basis by [a] the amount by which the Final Cash Amount is less than the Estimated Cash Amount, [b] the amount by which the Final Indebtedness Amount is greater than the Estimated Indebtedness Amount, and [c] the amount by which the Final Seller Transaction Expenses is greater than the Estimated Seller Transaction Expenses.

(ii)       If the Final Closing Net Working Capital is greater than the Estimated Closing Net Working Capital, then Sellers will receive a credit towards the adjustment payment on a dollar-for-dollar basis by the entire amount of the difference. Sellers will also receive a credit towards the adjustment payment on a dollar-for-dollar basis by [a] the amount by which the Final Cash Amount is greater than the Estimated Cash Amount, [b] the amount by which the Final Indebtedness Amount is less than the Estimated Indebtedness Amount, and [c] the amount by which the Final Seller Transaction Expenses is less than the Estimated Seller Transaction Expenses.

(iii)          The credits due to Buyer under Section 2(f)(i) shall be netted with the credits due to Sellers under Section 2(f)(ii):

[a]       In the event such netting results in a net credit due to Buyer (such amount, the “Final Deficiency”), then, no later than five (5) Business Days after the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses in accordance with Section 2(e), the Seller Representative and Buyer shall jointly instruct the Escrow Agent to (1) pay to Buyer from the Adjustment Escrow Amount the amount of the Final Deficiency by wire transfer of immediately available funds to the account designated by Buyer and (2) pay any amount remaining in the Adjustment Escrow Amount (after deducting the Final Deficiency) to the accounts designated by the Seller Representative on behalf of the Sellers. If the Adjustment Escrow Amount is insufficient to satisfy the Final Deficiency, then Sellers shall, jointly-and-severally, promptly pay to Buyer the excess of the Final Deficiency over the amount of the Adjustment Escrow Amount.

[b]       In the event such netting results in a net credit due to Sellers (such amount, the “Final Excess”), then, no later than five (5) Business Days after the determination of the Final Closing Net Working Capital, the Final Cash Amount, the Final Indebtedness Amount and the Final Seller Transaction Expenses in accordance with Section 2(e), (1) Buyer shall pay to the Sellers pro rata in accordance with the percentages set forth with respect such Sellers on Exhibit A the amount of the Final Excess by wire transfer of immediately available funds to the account or accounts designated by the Seller Representative and, (2) to the extent not already released pursuant to Section 2(e)(ii) above, the Seller Representative and Buyer shall jointly instruct the Escrow Agent to pay the entire amount of the Adjustment Escrow Amount to the accounts designated by the Seller Representative on behalf of Sellers.

[c]       If the Final Seller Transaction Expenses is greater than the Estimated Seller Transaction Expenses, and the difference between such amounts was taken into account in calculating the Final Deficiency or the Final Excess, as the case may be, Buyer shall pay (or cause the Company to pay) the incremental Seller Transaction Expenses to the applicable accounts.

(iv)           Any payments made to any Party pursuant to this Section 2(f) shall constitute an adjustment of the Purchase Price for all purposes and shall be treated as such by the Parties hereto on their Tax Returns to the greatest extent permitted by Law.

(g)          Withholding. Buyer shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to Sellers or any other Person such amounts as Buyer is required to deduct and withhold under the Code, or any Tax Law, with respect to the making of such payment. If Buyer determines that Tax withholding is required pursuant to this Section 2(g), except for (1) amounts treated as wages to a current or former employee of the Company or (2) failure of Sellers to deliver forms required pursuant to Section 8(a)(xi), Buyer shall provide notice thereof to the Seller Representative promptly following such determination, and such notice shall include the applicable authority under which such withholding is required. To the extent that amounts are so withheld and timely paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of whom such deduction and withholding was made. Buyer shall reasonably cooperate with any reasonable request from Sellers to avoid or minimize any Tax withholding from the cash consideration payable pursuant to this Agreement.

(h)           Tax Treatment; Allocation.

(i)       The Parties shall treat, for income Tax purposes, the transactions contemplated by this Agreement in the following manner: (i) Buyer shall be treated as acquiring partnership interests of the Company from Sellers with respect to the Non-Exchanged Units and (2) Rollover Sellers shall be treated as contributing the Exchanged Units to Parent in exchange for Parent units in a transaction pursuant to Section 351 of the Code. The Parties shall file or cause to be filed all Tax Returns in a manner consistent with such treatment and shall not voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Proceeding or otherwise with respect to such Tax Returns.

(ii)       Within sixty (60) days after the payment of the Final Excess or Final Deficiency in accordance with Section 2(f), Buyer shall deliver to the Seller Representative a schedule allocating the Purchase Price (including any liabilities of the Company and other items under the Code treated as consideration for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with the methodology attached hereto as Exhibit C. The Allocation Schedule shall be deemed final unless the Seller Representative notifies Buyer in writing that the Seller Representative objects to one or more items reflected in the Allocation Schedule within thirty (30) days after delivery of the Allocation Schedule to the Seller Representative. In the event of any such objection, the Seller Representative and Buyer shall negotiate in good faith to resolve such dispute; provided, however, that if the Seller Representative and Buyer are unable to resolve any dispute with respect to the Allocation Schedule within sixty (60) days after the delivery of the Allocation Schedule to the Seller Representative, such dispute shall be resolved by the Independent Accountant, or, if the Independent Accountant is unable to serve, another impartial nationally recognized firm of independent certified public accountants mutually appointed by Buyer and the Seller Representative. The fees and expenses of the Independent Accountant (or such other accounting firm) shall be borne equally by Sellers, on one hand, and Buyer, on the other hand. Unless otherwise required by any applicable Law, Buyer and the Seller Representative agree to utilize the values set forth in the Allocation Schedule (as finalized under this section) for all Tax purposes, including all Tax Returns filed by each of them. Neither Buyer nor the Seller Representative will voluntarily take any position inconsistent therewith upon examination of any such Tax Return, in any Proceeding or otherwise with respect to such Tax Returns, in each case, unless otherwise required by any applicable Law. Any adjustments to the Purchase Price shall be allocated in a manner consistent with the Allocation Schedule (as finalized under this section).

Section 3.              Representations and Warranties Regarding the Company. Except as set forth in the corresponding Schedule of the Disclosure Schedule, Sellers represent and warrant to Buyer as of the date hereof that:

(a)           Organization and Qualification. The Company is an entity duly organized, validly existing and in good standing under the Laws of the State of Pennsylvania. The Company has all requisite power and authority to own, operate and lease its properties, to carry on its business as and where it is currently being conducted. The Company is legally qualified to transact business as a foreign entity and is in good standing in each of the jurisdictions in which its business or property is located such as to require that it be thus qualified, except for such jurisdictions where the failure to so qualify or be in good standing would not, individually or in the aggregate, have a Material Adverse Effect. A list of all such jurisdictions is set forth on Schedule 3(a). The Company does not have and, in the past six years has not had, any Subsidiaries. The Company does not own and, in the past six years has not owned, any Equity Interests in any Person. During the past six years, the Business has been conducted solely through the Company and not through any other Person. The Company has delivered or made available to Buyer a copy of the all of the Organizational Documents of the Company, each as amended to date, and each such instrument is in full force and effect, and the Company is and has at all times been in compliance in all material respects with the provisions thereof. There are no outstanding powers of attorney executed by or on behalf of the Company except as set forth on Schedule 3(j)(ix). A list of each of the directors and officers of the Company is set forth on Schedule 3(a).

(b)           Authorization and Validity of Agreement. The execution and delivery of the Transaction Documents to be executed and delivered by the Company pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by the Company. No other or further limited liability company act or proceeding on the part of the Company or its members is necessary to authorize this Agreement or the other Transaction Documents to be executed and delivered by the Company pursuant hereto or the consummation of the transactions contemplated hereby and thereby. Each of the Transaction Documents to which the Company is a party has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes valid and binding agreements of the Company, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)           Capitalization. The ownership of the limited liability company membership interests of the Company immediately prior to the consummation of the transactions contemplated by the Exchange Contribution Agreement (which consist solely of the Exchanged Units and the Non-Exchanged Units) is listed on Exhibit A. All of such Units were duly authorized and validly issued, are fully paid and non-assessable and are owned (beneficially and of record) as set forth on Exhibit A. Each Unit was duly authorized by all necessary limited liability company action, including, as applicable, approval by the applicable Company’s board of managers or a committee thereof, and any required Member approval by the necessary number of votes or written consents. Except as set forth on Exhibit A, there are no other Exchanged Units, Non-Exchanged Units or any other type of Equity Interests in the Company outstanding, and there are no options, warrants, restricted equity, equity appreciation rights, subscriptions, puts, calls, exchange rights or other rights, agreements, arrangements, or commitments of any character relating to the issued or unissued equity interests of the Company or obligating the Company to issue, deliver, transfer or sell any equity interests in, the Company. A schedule of the applicable distribution threshold (as contemplated by Section 10.5 of the Operating Agreement) of each issued and outstanding Class B Unit is set forth on Schedule 3(c). There are no obligations, contingent or otherwise, of the Company to repurchase, redeem, or otherwise acquire any Exchanged Units, Non-Exchanged Units or other equity interests of the Company or to provide funds to or make any investment (in the form of a loan, capital contribution, or otherwise) in any other entity.

(d)           No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement or any other Transaction Document nor the consummation of the transactions contemplated hereby or thereby nor the performance of any Person’s obligations hereunder or thereunder will (with or without notice or lapse of time or both) (i) violate any Law or any Order, in each case applicable to the Company or by which any of its properties are bound or affected, (ii) require any franchise, waiver, determination qualification, authorization, Permit, registration, filing, application, authorization, consent, approval, exemption, notice or other action with, by or to any Governmental Authority, or (iii) violate, breach or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of or in the acceleration of any rights under or require notice or consent under, any term or provision of the Organizational Documents of the Company or any Contract to which the Company is a party or by which its assets are bound.

(e)            Financial Statements.

(i)             Attached as Schedule 3(e)(i) are copies of the following financial statements prepared by the Company, including in each case, if applicable, all notes thereto (the “Financial Statements”):

[a]              audited balance sheets of the Company as of December 31, 2020, 2019 and 2018 and the audited statements of income, members’ equity and cash flows of the Company for the twelve (12) month periods then ended;

[b]              an unaudited balance sheet of the Company as of September 30, 2021 (the “Interim Balance Sheet”) and the related unaudited statements of income and cash flows for the 9-month period ended September 30, 2021 (the “Interim Balance Sheet Date”).

(ii)             The Financial Statements have been prepared in accordance with GAAP applied in a manner consistently throughout the periods involved and in accordance with and derived from the books of account and other financial records of the Company (which books of account and other financial records are accurate and complete in all material respects) and fairly present in all material respects the financial condition, results of operations, members’ equity and cash flows of the Company as of such dates and for such periods; provided that the Interim Balance Sheet and the related unaudited statements of income and cash flows are subject to normal and recurring year-end adjustments and lack footnotes and other presentation items (none of which, if included, would individually or in the aggregate be material in amount or nature).

(iii)            The Company has established and adheres to a system of internal accounting controls appropriate for its size and the industry in which it operate which are designed to provide assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including that [a] transactions are executed in accordance with management’s general or specific authorizations, [b] transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability, [c] access to assets is permitted only in accordance with management’s general or specific authorization, and [d] the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. There is not, and for the past five years there has not been, (A) any significant deficiency or weakness in the system of internal accounting controls used by the Company, (B) any fraud or other wrongdoing that involves any of the management of the Company or other employees who have a role in the preparation of financial statements or the internal accounting controls used by the Company, or (C) any written or, to the Knowledge of the Company, oral claim or allegation regarding any of the foregoing.

(iv)            The Company does not have, and to the Knowledge of the Company no event has occurred or facts, circumstances or conditions exist which would reasonably be expected to result in the Company having, any Liability, other than any liabilities, obligations or commitments [a] that are fully accrued for or reserved against in the Interim Balance Sheet, [b] that have arisen since the date of the Interim Balance Sheet in the ordinary course of business (none of which is a liability, obligation or commitment relating to any breach of Contract, breach of warranty, tort, infringement, misappropriation, violation of Law, environmental liability or any Claim), or [c] that have been included in the calculation of the Final Closing Net Working Capital, the Final Seller Transaction Expenses or Final Indebtedness Amount and actually been deducted from Final Purchase Price.

(v)             All notes and accounts receivable of the Company [a] represent actual indebtedness incurred by the applicable account debtors, [b] have arisen from bona fide transactions in the ordinary course of business, [c] are valid receivables, [d] are reflected properly on the books and records of the Company, [e] have arisen from sales actually made or services actually performed at arm’s length in the ordinary course of business, [f] [reserved], [g] are reflected on the Financial Statements or the Estimated Closing Statement, and [h] are not subject to any contest, claim or right of setoff or counterclaim relating to the amount or validity thereof. To the Company’s Knowledge, no event has occurred, specific to any customer, that could reasonably be expected to result in any account receivable not being collectible in the ordinary course of business. Since December 31, 2020, there have not been any write-offs as uncollectible of any accounts receivable of the Company, except for immaterial adjustments or credits in the ordinary course of business. To the Knowledge of the Company, there is no currently existing fact or circumstance to indicate that the collection of accounts receivable will be materially different than what has historically been customary for the Company.

(f)           Compliance; Permits.

(i)              Compliance. The Company is, and in the past five years has been, in compliance in all material respects with all applicable Laws and Orders. During the past five years, the Company has not received any written or, to the Knowledge of the Company, other notice from any Governmental Authority or other Person (including with respect to the operation of the Business or the ownership or use of any of its assets) claiming any violation or alleged violation of any Law or Order, and no investigation, review or other Claim involving the Company or any of its officers, directors, managers or employees (in their respective capacities as such) has been pending or Threatened with respect to, any material violation by the Company or any of its officers, directors, managers or employees (in their respective capacities as such) of any applicable Law.

(ii)              Permits. The Company has all Permits required for the conduct of the Business and the ownership, leasing and operation of the Company’s property and assets. All such Permits are set forth on Schedule 3(f)(ii) and are in full force and effect on the date hereof. The Company is, and has been at all times during the past five years, in compliance in all material respects with all such Permits. During the past five years, there have been no investigations or enforcement or disciplinary proceedings or other Claims pending or Threatened seeking the revocation, cancellation, withdrawal, suspension or adverse modification of any such Permit. To the Knowledge of the Company, there is no circumstance that is reasonably likely to result in the loss, revocation, suspension, withdrawal, restriction, discipline or material limitation of any such Permit and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not violate or result in a default under, violation of, termination or lapse of, or loss of a benefit under any such Permit, trigger a termination or right of termination under any such Permit, or require a notice to be submitted under or with respect to any such Permit.

(g)          Absence of Certain Changes or Events. Since December 31, 2020, the Company has conducted the Business only in the ordinary course consistent with past practices, and there has been no Material Adverse Effect. Without limiting the generality of the foregoing, since December 31, 2020, the Company has not:

(i)               incurred, assumed, guaranteed, endorsed or otherwise become responsible for any Indebtedness (whether directly or by way of guarantee or otherwise), other than draws on established lines of credit;

(ii)              transferred, issued, sold, distributed, pledged, encumbered or disposed of any securities, or other Equity Interests in, the Company or any other Person, or granted options, warrants or other rights to purchase or otherwise acquire securities of, or other Equity Interests in, the Company or any other Person;

(iii)            sold, transferred, assigned, conveyed, abandoned, permitted to lapse, leased, licensed, pledged, encumbered or otherwise disposed of or subjected to any Encumbrance (other than Permitted Encumbrances) [a] any Intellectual Property rights, [b] any corporation, partnership, limited liability company or other entity, or any Equity Interest in any of the foregoing, or [c] any of its material tangible assets or properties or any material portion of its tangible assets or properties, except for sales in the ordinary course of business;

(iv)            suffered any material loss, damage or destruction, whether covered by insurance or not, relating to or affecting the Business or the assets of the Company, or any material interruption in the use of, any of its material properties or assets;

(v)             [a] terminated, amended, established, adopted, entered into or instituted any bonus, incentive, deferred compensation, commission, profit sharing, equity option or purchase, insurance, pension, retirement or other Employee Benefit Plan; [b] made any material change in the benefits provided or to be provided to any of its equity holders, directors, officers, managers, employees, agents or independent contractors; [c] made any material change in the compensation payable or to become payable to any of its equity holders, directors, officers, managers, employees, agents or independent contractors; [d] granted any severance or termination pay to, or entered into or materially amended any employment, severance or other Contract with any of its equity holders, directors, officers, managers, employees, agents or independent contractors; or [e] entered into or materially amended any collective bargaining Contract, labor Contract or other Contract with any labor organization or union;

(vi)            changed its credit or accounting methodologies, estimation techniques, assumptions, principles policies or practices, except as required by concurrent changes in GAAP, as agreed to by its independent public accountants;

(vii)           made, changed or revoked any Tax election, changed any Tax accounting period, method, policy, or practice, filed any amended Tax Return, entered into any closing agreement, settled any Tax claim or assessment, surrendered any right to claim a refund, offset or other reduction in Tax liability, or consented to any extension or waiver of the limitations period applicable to any Tax claim or assessment;

(viii)          entered into any merger, consolidation, recapitalization or other business combination or reorganization (except with respect to the transactions contemplated herein) or adopted a plan of complete or partial liquidation, consolidation, dissolution, restructuring, recapitalization or other reorganization or filed a petition in bankruptcy under any provision of federal or state bankruptcy Law or consented to the filing of any bankruptcy petition against it under any similar Law;

(ix)             acquired any corporation, partnership, limited liability company or other entity, or any Equity Interest in any of the foregoing, or acquired any business or division of any business (including any material assets comprising any business or division of any business) (including by merger or otherwise);

(x)              commenced, initiated, entered into any settlement or compromise of, or offer or proposal to settle or compromise [a] any material Claim involving, by or against the Company, [b] any shareholder litigation or dispute against the Company or any of its officers or directors or [c] any Claim that relates to the transactions contemplated by the Transaction Documents;

(xi)             amended its Organizational Documents;

(xii)            canceled any debts owed to the Company, or waived any claims or rights in favor of the Company or undertaken any revaluation, in any material respect, of any of its material assets, in each case excluding any writing-off or discounting of notes, accounts receivable or other assets in the ordinary course of business and that is not material, individually or in the aggregate;

(xiii)           declared, set aside or paid any dividend or made any distribution with respect to its equity securities (whether in cash or in kind) or redeemed, purchased or otherwise acquired any of its equity securities;

(xiv)           effected any reclassification, stock split, combination or like change in the capitalization of the Company, or made any other change with respect to its capital structure;

(xv)           effectuated a “plant closing” or “mass layoff” (as those terms are defined under the WARN Act) affecting in whole or in part any site of employment, facility, operating unit or employees;

(xvi)          made any loan to, or entered into any Contract or other transaction involving the payment or provision of money (other than a transaction relating to the payment of base compensation, annual bonuses and health and welfare benefits) with, any of its equity holders, directors, officers, managers or employees;

(xvii)         extended any offers of employment or engaged any consultants or independent contractors who, in each case, would receive cash compensation at a rate in excess of $100,000 per year and, in the case of any consultant or independent contractor, whose relationship with the Company is not terminable without liability on prior notice of 90 days or less;

(xviii)        disclosed any confidential information of the Company, other than [a] in the ordinary course of business or [b] in connection with the sale process for the Company undertaken by Mesirow Investment Banking, in each case pursuant to a written non-disclosure agreement;

(xix)           entered into any Contract involving the payment or receipt of more than $50,000 (other than Ordinary Course Purchase Orders), or incurred the acceleration, termination, modification or cancellation of any Contract involving more than $50,000;

(xx)            entered into, accelerated, terminated, modified in any material respect or canceled any Material Contract;

(xxi)           made any commitment or capital expenditure in excess of $100,000 in the aggregate;

(xxii)          failed to make any material capital expenditure reasonably necessary or advisable in the ordinary course of business;

(xxiii)         canceled, terminated, amended in any material respect or permitted the lapse of (including by a failure to renew) any insurance policy naming the Company as an insured;

(xxiv)         (i) waived, released, paid, discharged or satisfied any material Indebtedness, other than in accordance with the terms thereof, (ii) other than in the ordinary course of business, accelerated or postponed or delayed collection of accounts receivable or any other current asset, (iii) other than in the ordinary course of business, delayed, postponed or accelerated payment of any account payable or any other current liability, or (iv) other than in the ordinary course of business, changed its billing, credit and collection practices with respect to customers or purchases and payment practices with respect to vendors;

(xxv)          experienced any business interruptions or liabilities arising out of, resulting from or related to COVID-19 or Pandemic Measures or other recent market dislocations, whether directly or indirectly, including [a] disruptions to supply chains, [b] the failure of suppliers to timely manufacture, ship or deliver goods, [c] the failure of vendors or service providers to timely perform services, [d] labor shortages, [e] reductions in customer demand, [f] any claim of force majeure by the Company or a counterparty to any Contract, [g] any default under a Contract to which the Company is party or bound, [h] non-fulfillment of customer orders, [i] restrictions on the operations of the Company, [j] reduced hours of operations or reduced aggregate labor hours, [k] restrictions on uses of the Leased Real Property or [l] failure to comply with any Pandemic Measures; or

(xxvi)         entered into any Contract or commitment (whether written or oral) to do any of the foregoing.

(h)          Litigation and Proceedings. There is no, and during the past five years there has been no, (i) Claim pending or Threatened by, against or involving the Company or any of its equityholders, directors, managers, officers or employees in their capacities as such or (ii) to the Knowledge of the Company any investigation of the Company or any of its equityholders, directors, managers, officers or employees in their capacities as such or (iii) Order outstanding against the Company or any of its assets or properties or any of its equityholders, directors, managers, officers or employees in their capacities as such.

(i)            Real Property.

(i)              Schedule 3(i)(i) sets forth a true and complete list and description of all real property and interests therein owned by the Company (the “Owned Real Property”) or leased by the Company (the “Leased Real Property, and together with the Owned Real Property, the “Real Property”). Other than the Owned Real Property, the Company does not own, and has not at any time owned, any real property.

(ii)              The Company has good and marketable fee simple title to each parcel of Owned Real Property, free and clear of all Encumbrances (other than Permitted Encumbrances). There are no outstanding options, rights of first offer or rights of first refusal to purchase any Owned Real Property or any portion thereof or interest therein. The Company has made available to Buyer true, correct, and complete copies of [a] all deeds and other instruments (as recorded) by which the owners of the Owned Real Property acquired their respective interests in the Owned Real Property and [b] all title reports, surveys, title policies, title exception documents, and appraisals with respect to the Owned Real Property, in each case to the extent the same are in the possession or control of the Company.

(iii)            With respect to each Real Property, during the past five years, the Company has not received written or to the Knowledge of the Company other notice [a] of any pending or Threatened condemnation or eminent domain proceedings or their local equivalent affecting or relating to such Real Property; or [b] from any Governmental Authority or other Person that the use and occupancy of any of the Real Property, as currently used and occupied, and the conduct of the business thereon, as currently conducted, violates in any material respect any deed restrictions or applicable Law consisting of building codes, zoning, subdivision or other land use or similar Laws.

(iv)            All buildings, structures, improvements, fixtures, building systems and equipment, and all components thereof, included in the Real Property (collectively, the “Improvements”) are in good condition and repair, normal wear and tear excepted. There are no structural deficiencies or latent defects affecting any of the Improvements which would, individually or in the aggregate, interfere with the use or occupancy of the Real Property or any portion thereof in the operation of the business of the Company or would otherwise, individually or in the aggregate, be material to the Company. No part of any Improvement encroaches on, or otherwise conflicts with the property rights of, any real property not included in the Real Property, and there are no buildings, structures, fixtures or other improvements primarily situated on adjoining property which encroach on any part of the Real Property, or otherwise conflict with the property rights and construction requirements of the Company. Each Real Property [a] abuts on and has direct vehicular access to an improved public road or has access to an improved public road via a permanent, irrevocable, appurtenant easement improved with a road benefiting such Real Property and comprising a part of the Real Property, [b] is supplied with public or quasi-public utilities and other services appropriate for the operation of the Improvement located on such parcel and the operation of the business thereon and [c] is not located within any flood plain or area subject to wetlands regulation or any similar restriction.

(v)              There are no Taxes, assessments, fees, charges or similar costs or expenses imposed by any Governmental Authority or other Person having jurisdiction over the Real Property with respect to any Real Property or portion thereof that are delinquent and there is no pending or Threatened increase or special assessment or reassessment of any such Taxes, costs or expenses.

(vi)            The Company has not received written notice that the Real Property or any portion thereof is occupied or leased in violation of any building permits, certificates of occupancy, or business licenses required in connection with the Real Property. To the knowledge of the Company, there are no pending or proposed changes in the zoning classification of the Real Property. To the knowledge of the Company, [a] to the extent that the use of the Real Property or any portion thereof is a non-conforming use, all variances and other necessary approvals therefore have been obtained, [b] no portion of the Real Property is located in a wetland area as defined by applicable Laws, or any designated or recognized flood plain district or flood hazard area, and [c] the Real Property is presently zoned for all Improvements located thereon.

(j)            Material Contracts. Except as set forth on Schedule 3(j), the Company is not a party to any Contract of a type identified below (each Contract required to be disclosed pursuant to this Section is referred to as a “Material Contract” and, collectively, as the “Material Contracts”):

(i)               any Contract with any Material Customer or Material Supplier (provided, however, that blanket purchase orders and other purchase orders executed in the ordinary course of business (“Ordinary Course Purchase Orders”) need not be listed on Schedule 3(j)(i) but shall, to the extent executed with a Material Customer or a Material Supplier, nevertheless constitute a Material Contract;

(ii)              any representative, broker or sales agency Contract;

(iii)             any lease with respect to personal property under which the Company is either lessor or lessee, involving annual rental payments in excess of $10,000 and any lease, sublease or license with respect to real property;

(iv)            any note, debenture, bond, conditional sale agreement, equipment trust agreement, letter of credit agreement, loan agreement or other Contract or commitment for the advancing, borrowing or lending of money (including loans to or from officers, managers, directors, shareholders or members, or any member of their immediate families), agreement or arrangement for a line of credit or guarantee, pledge or undertaking of the Indebtedness of any other Person;

(v)             any Contract relating to any joint venture, partnership or other arrangement (however named) involving a sharing of the profits, losses, costs or Liabilities of the Company with any other Person;

(vi)            any Contract containing covenants or conditions that purport to prohibit, restrict or otherwise limit in any manner [a] the business activity of the Company, or [b] the freedom of the Company to engage in any line of business or to compete with any third party, operate or otherwise conduct business in any location, make, sell, distribute or market any products or services, sell or distribute any products or services to, or purchase any products or services from, any Person, or solicit, hire, engage or employ any Person;

(vii)           any Contract relating to the acquisition or disposition of any business, Person or material assets (whether by merger, sale of equity interests, sale of assets or otherwise) [a] pursuant to which the Company has any current or future rights or obligations or [b] entered into in the past five years;

(viii)          any collective bargaining agreement or other similar Contract with any labor union or works council;

(ix)             any power of attorney binding the Company;

(x)              any employment or consulting Contract with any director, officer, employee or individual independent contractor providing for compensation in excess of $100,000 per annum or containing any severance or change of control provisions, or otherwise providing for deferred compensation or the payment of any amount in connection with the transactions contemplated hereby;

(xi)             any Contract restricting or limiting in any manner the right or ability of any third Person to (A) compete with the Company or the Business or (B) solicit, hire, engage or employ any employee or contractor of the Company;

(xii)            any Contract requiring capital expenditures or the acquisition of a fixed asset in excess of $50,000 following the date hereof;

(xiii)           any Contract that provides for (A) payments by the Company to any third Person following the Closing in excess of $50,000 in any consecutive 12-month period, or (B) payments to the Company from any third Person following the Closing in excess of $50,000 in any consecutive 12-month period; provided, however, that Ordinary Course Purchase Orders need not be listed on Schedule 3(j)(xiii) but any Ordinary Course Purchase Order shall nevertheless constitute a Material Contract to the extent such Ordinary Course Purchase Order satisfies the dollar thresholds and other requirements of this Section 3(j)(xiii);

(xiv)          any Contract relating to the licensing or sublicensing of any Intellectual Property (other than (A) non-exclusive licenses for commercially available, unmodified, “off-the-shelf” software licenses under which Software is licensed to the Company for aggregate fees of less than $10,000, and (B) agreements with employees or individual contractors of the Company pursuant to the Company’s standard employment or standard individual contractor agreement in an unmodified form and which has been provided to Buyer), or relating to the development of any Intellectual Property for the Company;

(xv)           any (A) settlement, conciliation or similar Contract with a Governmental Authority or any other Person entered into during the past five (5) years or pursuant to which the Company has any unsatisfied obligations, (B) Contract related to any matter that, if made available to and known by the public, would reasonably be expected to result in public disgrace or disrepute, contempt, scandal, ridicule or substantial harm to the reputation or public standing of the Company, or (C) Contract relating to any allegation of sexual harassment or sexual discrimination;

(xvi)           any Contract that imposes any confidentiality, standstill or similar obligation on the Company, except for those entered into (A) in the ordinary course of business, (B) in connection with the sale process of the Company, or (C) in connection with acquisitions of assets pursued by the Company in the ordinary course of business;

(xvii)          any Contract under which the Company has any earn-out, deferred or contingent payment obligations;

(xviii)         any Contract under which (A) any Person has directly or indirectly guaranteed any Indebtedness, liability or obligation of the Company or (B) the Company has directly or indirectly guaranteed any Indebtedness, liability or obligation of any Person (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(xix)           any Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or any predecessor Person;

(xx)            any Contract that requires the Company to purchase its total requirements of any product or service from a particular third Person or Persons;

(xxi)           any Contract (A) containing “most favored nation” pricing provisions or any other pricing, discounts or benefits that change based on the pricing, discounts or benefits offered by to other Persons, (B) requiring the sale or provision of a minimum quantity of goods or services, (C) containing any exclusivity provision, (D) granting any right of first refusal, right of first offer, right of first negotiation or similar right, or limiting the ability of the Company or any of its Subsidiaries to own, sell, transfer, pledge or otherwise dispose of any assets or business, or (E) granting exclusive marketing or distribution rights relating to any products, services or territory;

(xxii)          any Contract pursuant to which the Company have made or received payments in aggregate since January 1, 2018 in excess of $200,000; provided, however, that Ordinary Course Purchase Orders need not be listed on Schedule 3(j)(xxii) but any Ordinary Course Purchase Order shall nevertheless constitute a Material Contract to the extent such Ordinary Course Purchase Order satisfies the dollar thresholds and other requirements of this Section 3(j)(xxii);

(xxiii)          any Contract with any advertiser, marketer or referral source that has resulted in aggregate payments to such Person in excess of $10,000 in any calendar year;

(xxiv)         any Contract with any Governmental Authority;

(xxv)          all Contracts between the Company, on the one hand, and any of its Affiliates, any Seller, any Affiliate of any Seller (other than the Company) or any of their respective directors, managers or officers, on the other hand.

(xxvi)         any amendments, supplements, modifications or renewals in respect of any of the foregoing.

The Company has delivered or made available to Buyer complete and accurate copies of each written Material Contract and a description of each other Material that is true and complete in all material respects. The Company is not, and in the past three years has not been, in default, violation or breach in any material respect under any Material Contract. To the Company’s Knowledge, no third party is in default, violation or breach in any material respect under any Material Contract nor, to the Knowledge of the Company, has any event, condition or omission occurred that, through the passage of time or the giving of notice, or both, would be reasonably likely to constitute a default, violation or breach by the Company or any other Person in any material respect thereunder, or give rise to an automatic termination, or the right of discretionary termination thereof. No party to any Material Contract has (A) exercised any termination rights with respect thereto, (B) given notice of any significant dispute with respect thereto, or (C) provided or received notice of any intention to terminate, not renew or challenge the validity or enforceability of, any Material Contract. Each Material Contract is in full force and effect and is a valid and binding agreement enforceable against the Company and, to the Company’s Knowledge, the other party or parties thereto, in accordance with its terms.

(k)           Employee Benefit Plans.

(i)               Schedule 3(k) lists all Employee Benefit Plans maintained, sponsored, or contributed to by the Company or any ERISA Affiliate or under which the Company or any ERISA Affiliate has any Liability, but excluding any such program that the Company or any ERISA Affiliate is required by Law to maintain or contribute to (such as unemployment compensation insurance or the federal Social Security program).

(ii)             Neither the Company nor any of its ERISA Affiliates maintains, contributes to or has any obligation (contingent or otherwise) to contribute to or has maintained, contributed to or had any obligation (contingent or otherwise) to contribute to any “multiemployer plan” as defined in Section 3(37) of ERISA.

(iii)             There have been no “prohibited transactions” (within the meaning of Section 406 or 407 of ERISA or Section 4975 of the Code) for which a statutory or administrative exemption does not exist with respect to any Employee Benefit Plan, and, to the Company’s Knowledge, no event or omission has occurred in connection with which the Company or any Employee Benefit Plan, would be subject to any material Liability under ERISA, the Code or any other Law or Order applicable to any Employee Benefit Plan, or under any Contract, Law or Order pursuant to which the Company has agreed or is required to indemnify any Person against any Liability incurred under any such Contract, Law or Order.

(iv)             With respect to each Employee Benefit Plan: [a] all payments due from the Employee Benefit Plan (or from the Company with respect to each such Employee Benefit Plan) have been made or accrued as a liability in the Final Closing Net Working Capital; [b] to the Company’s Knowledge, the Company has in all material respects complied with, and the Employee Benefit Plan conforms in all material respects to, all applicable Laws and Orders; [c] to the Company’s Knowledge, the Employee Benefit Plan has been administered in accordance with its material terms; [d] all reports and information relating to the Employee Benefit Plan required to be filed with any Governmental Authority or provided to participants or their beneficiaries have been timely filed (subject to the receipt of extensions to file) or disclosed and, when filed or disclosed, were true, correct and complete in all material respects; [e] each Employee Benefit Plan that is intended to qualify under Section 401 of the Code has received a favorable determination letter from the IRS (or a favorable opinion letter that may be relied on) that addresses all currently applicable qualification requirements with respect to such plan, its related trust has been determined to be exempt from taxation under Section 501(a) of the Code, and, to the Company’s Knowledge, nothing has occurred since the date of such letter that has or is reasonably likely to adversely affect such qualification or exemption; and [f] there is no Claim pending (other than routine claims for benefits being reviewed pursuant to the plan’s internal claim and approval process) or, to the Company’s Knowledge, Threatened with respect to the Employee Benefit Plan or against the assets of the Employee Benefit Plan and there is no governmental audit in process or pending with respect to any such Employee Benefit Plan.

(v)              Except as expressly required under Sections 601 through 609 of ERISA or similar state insurance law, no Employee Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees, directors or independent contractors of the Company beyond their retirement or other termination of service, and the Company does not have any obligation to provide or contribute toward the cost of such coverage or benefits.

(vi)             The consummation of the transactions contemplated hereby, either singly or in conjunction with any other event, will not [a] entitle any current or former employee, director, manager or independent contractor to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement (including the Funds Flow Memorandum), [b] accelerate the time of payment or vesting or increase the amount of compensation due to any current or former employee, director or independent contractor or [c] result in any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Code for which an exemption is not available.

(vii)           No amount that could be received (whether in cash, property, the vesting of property or otherwise) as a result of or in connection with the consummation of the transactions contemplated by this Agreement (either alone or in combination with any other event) by any employee, officer, director or other service provider of the Company who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) could be characterized as an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

(viii)          The Company is not a party to or has any obligation under any Contract or Employee Benefit Plan to compensate any Person for excise Taxes payable pursuant to Section 4999 of the Code or for additional Taxes payable pursuant to Section 409A of the Code.

(l)            Title to Assets. Except for properties and assets that have been sold or otherwise disposed of by the Company in the ordinary course of business since the Interim Balance Sheet Date, the Company has good and valid title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, all of its properties and assets (including all of the properties and assets reflected on the Interim Balance Sheet), free and clear of all Encumbrances other than Permitted Encumbrances. Such properties and assets constitute all of the material property and assets used in or otherwise necessary for the conduct of the business of the Company in the ordinary course of business. All assets and properties of the Company (i) have been maintained in accordance with normal industry practices, (ii) are in good operating condition and repair subject to normal wear and tear, and (iii) are fit for use by the Company, as applicable, in the ordinary course of business.

(m)          Compliance with Environmental Laws.

(i)               The Company is, and at all times during the past five years has been, in compliance in all material respects with all Environmental Laws.

(ii)             During the past five years, the Company has not received any notice from a Governmental Authority that states or alleges that the Company is not in compliance with, or with respect to any potential liabilities under, any Environmental Law.

(iii)             During the past five years, there has been no Claim pending or Threatened by, against or involving the Company relating in any way to any Environmental Laws, and to the Knowledge of the Company there is no basis for any such Claim.

(iv)            Without limiting the generality of the foregoing, [a] there are no on-site or off-site locations at which the Company has stored, disposed or arranged for the disposal of any Hazardous Substances that could reasonably be expected to form the basis of any Claim against the Company or that may give rise to any material liability or obligation of the Company pursuant to any Environmental Law, [b] the Company has not disposed of or released any Hazardous Substances on any of the Real Property or at any other real property currently or formerly owned, leased, occupied or operated by the Company that could reasonably be expected to form the basis of any Claim against the Company or that may give rise to any material liability or obligation of the Company pursuant to any Environmental Law and [c] there are no underground storage tanks located on property owned or leased by the Company.

(v)              The Company is not subject to any Order relating to compliance with or liability under applicable Environmental Law.

(vi)             The Company has not received any letter or written request for information under CERCLA or any similar Laws, and, to the Company’s Knowledge, none of the operations of the Company is the subject of any investigation by a Governmental Authority evaluating whether any remedial action is needed to respond to an actual or Threatened discharge, spill or release of any Hazardous Substance at any property owned or leased by the Company, or at any other location to which the Company has transported, or arranged for the transportation of, any Hazardous Substance.

(vii)           The Company has made available to Buyer true and complete copies of all Permits, environmental reports, studies, investigations, audits, assessments, material correspondence and other material documents in their possession or control that may be relevant to the liabilities or obligations of the Company pursuant to Environmental Law.

(n)          Taxes.

(i)               The Company has duly filed or caused to be filed, in a timely manner, with the appropriate taxing authorities, all Tax Returns required to be filed (determined with regard to any timely extensions) by it. Each such Tax Return (including any amendment thereto) is true, correct, and complete in all material respects, and all Taxes due and owing by the Company (whether or not shown on any Tax Returns), have been timely paid. There are no extensions of time to file any Tax Returns that are pending and there are no agreements or waivers extending the statutory period of limitation applicable to any Taxes of the Company for any currently open period.

(ii)              All Taxes required to be withheld by the Company have been withheld and have been duly and timely paid to the proper taxing authority. There are no Encumbrances for Taxes (other than Permitted Encumbrances) on any of the assets of the Company. No deficiencies for any Taxes have been proposed, asserted or assessed in writing against the Company in the last five (5) years that have not been remedied prior to the date hereof.

(iii)             The Company has not ever been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or any similar group for federal, state, local or foreign Tax purposes. The Company does not have any liability for the Taxes of any Person (other than Taxes of the Company) [a] under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), or [b] as a transferee or successor.

(iv)            The Company is not a party to or bound by any Tax indemnity, Tax sharing or Tax allocation agreement (other than a Contract entered into in the ordinary course of business, the principal purpose of which is not the allocation, sharing, reimbursement, indemnification or other payment of Tax).

(v)              The Company is not, and has not been a party to, any “reportable transaction,” as defined in Section 6707A(c)(1) of the Code and Treas. Reg. §1.6011-4(b) or any similar provision of state, local or foreign Tax Law.

(vi)            No foreign, federal, state, or local Tax audits or administrative or judicial Tax proceedings are pending, being conducted or, to the Company’s Knowledge, Threatened with respect to the Company. The Company has not received from any foreign, federal, state or local taxing authority any written notice indicating an intent to open an audit or other review.

(vii)            The Company has delivered or made available to Buyer true copies of the federal and state income Tax Returns relating to the Company (and amended income Tax Returns, revenue agents’ reports, and other notices from the Internal Revenue Service or state taxing authorities) for its preceding two (2) taxable years.

(viii)           The Company is not a “United States real property holding company” within the meaning of Section 897 of the Code within the period specified in that section.

(ix)             The Company has not agreed, and the Company is not required, to make any adjustment under Section 481 or 482 of the Code (or any corresponding or similar provision of any state, municipal, county, local, foreign, supranational or other Tax Law) by reason of a change in accounting method or otherwise, for any taxable period that ends on or before the Closing Date. Neither the Company nor any of its Affiliates (including, after the Closing, the Buyer) will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any [a] change in method of accounting for a taxable period ending on or prior to the Closing Date, [b] installment sale or open transaction disposition made on or prior to the Closing Date, [c] use of the completed contract or percentage completion method of accounting, [d] prepaid amount received or deferred revenue accrued on or prior to the Closing Date, [e] closing agreement under Section 7121 of the Code (or other comparable agreement) entered on or prior to the Closing Date, or [f] election under Section 108(i) of the Code. The Company does not use, and has not used in the last ten years, the cash method of accounting for income Tax purposes. The Company has not adopted as a method of accounting, or otherwise accounted for any advance payment or prepaid amount under [a] the “deferral method” of accounting described in Rev. Proc. 2004-34, 2004-22 IRB 991 (or any similar method under state, local or non-U.S. Law) or [b] the method described in Section 451(c) of the Code (or any similar method under state, local or non-U.S. Law)

(x)              The Company [a] has been a partnership for federal and all other relevant U.S. state or local income Tax purposes at all times since December 19, 2016, [b] was, prior to December 19, 2016, a disregarded entity for federal and all other relevant U.S. state or local income Tax at all times since its formation, and [c] has never filed, or had filed on its behalf, any election to be treated as an association taxable as a corporation for income Tax purposes. The Company has not elected to have the provisions of Chapter 63, as amended pursuant to the Bipartisan Budget Act of 2015, apply to it for taxable periods beginning after November 2, 2015 and before January 1, 2018. For taxable periods beginning after January 1, 2018, the Company has not made the election under Section 6221(b) of the Code.

(xi)             The Company has not [a] elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act or [b] claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act.

(xii)            The Company [a] does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which it is organized, [b] has not received any letter ruling from the Internal Revenue Service (or any comparable ruling from any other taxing authority), and [c] has properly collected and remitted sales, value added and similar Taxes with respect to sales or leases made to or services provided to, its customers, and for all sales, leases or services that are exempt from sales, value added and similar Taxes and that were made without charging or remitting sales, value added or similar Taxes, received and retained any appropriate tax exemption certificates and other documentation qualifying such sale as exempt.

(o)          Insurance.

(i)               Schedule 3(o)(i) sets forth a complete and accurate list and description of all policies of insurance with respect to the Company, the Business or the Company’s respective assets, or of which the Company is the owner or the beneficiary, or under which the Company is an insured or loss payee (the “Insurance Policies”). Schedule 3(o) also includes the carrier, the policy number, the description of coverage, the limits of coverage, retention or deductible amounts, amount of annual premiums, date of expiration and date through which premiums have been paid with respect to each insurance policy listed on such Schedule, and any pending claims. Subject to expirations and renewals of insurance policies in the ordinary course of business (as set forth on Schedule 3(o), all such policies are in full force and effect and is legal, valid, binding and enforceable (and will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms following the consummation of the transactions contemplated hereby), all premiums with respect thereto covering all periods up to and including the date as of which this representation is being made have been paid (other than retrospective premiums which may be payable with respect to workers’ compensation insurance policies), and no written notice of cancellation or termination has been received with respect to any such policy. The Company (i) is not in breach or default of any Insurance Policy or (ii) has taken any action or failed to take any action which, with or without notice or the lapse of time or both, would constitute a breach or default of any Insurance Policy or permit termination or modification of any Insurance Policy

(ii)              Schedule 3(o)(ii) lists all claims made by the Company during the past five years against an insurer in respect of coverage under any Insurance Policy (or predecessor policy). All potential insurance claims for matters arising prior to the Closing for which insurance coverage is (or would have been) available have been timely and properly tendered to the respective insurance carrier by the Company.

(iii)             No notice of material change in premium or denial of renewal in respect of any insurance policy has been received by the Company during the past five years. The Company has not been refused any insurance by any insurance carrier to which it has applied for any such insurance or with which it has carried such insurance. During the past five years, no insurance carrier has questioned, denied or disputed coverage of, or issued any reservation of rights letter with regards to, any claim with respect to the Company (or any of their assets, properties, products, employees, operations or business) in excess of $5,000 individually or $25,000 in the aggregate, or otherwise cancelled or Threatened to cancel any insurance policy which covered the Company (or any of its assets, properties, products, employees, operations or business). The insurance coverage of the Company is placed with insurers rated “Excellent” or better by AM Best and is customary for entities of similar size engaged in similar lines of business. The Company does not have any self-insurance or co-insurance programs.

(p)           Related Party Transactions. No director, officer, manager, partner, equity holder, employee, Affiliate or “associate” or members of any of their “immediate family” (as such terms are respectively defined in Rule 12b-2 and Rule 16a-1 of the Exchange Act) of the Company or any Seller or Person in which any of the foregoing Persons has an Equity Interest or other ownership interest (each of the foregoing, a “Related Person”) has any direct or indirect interest in or other business relationship or arrangement with any Person that (i) does business with the Company in connection with the operation of the Business (including any customer, supplier, vendor or other Person having a business relationship with the Company, or any Person from whom the Company leases real or personal property), (ii) is engaged, directly or indirectly, in the conduct of the Business or (iii) owns any material property, asset or right that is used by the Company. All obligations of any Related Person to the Company, and all obligations of the Company to any Related Person, are described on Schedule 3(p), other than [a] compensation and benefits paid to employees of the Company in the ordinary course of business consistent with past practice and [b] payments reflected in the Funds Flow Memorandum or included in Final Closing Net Working Capital or Final Seller Transaction Expenses. Except as set forth on Schedule 3(p), there are no Contracts between the Company and any Related Person that will not be terminated effective as of the Closing. No Related Person has any interest in any property or asset used by the Company or Claim against the Company.

(q)           Labor Matters.

(i)               The Company is not, and has never been, party to or bound by any collective bargaining agreement, memorandum of understanding or other Contract with any labor union, labor organization, or works council, and no employees of the Company are represented by any labor union, works council, or other labor organization with respect to their employment with the Company. During the past five years, (i) there have been no union organizing activities among the employees of the Company, (ii) no labor union, works council or other labor organization has made a demand for recognition or certification, (iii) there has been no pending or Threatened material unfair labor practice complaint or other material labor or employment-related Claim before the National Labor Relations Board or any other Governmental Authority involving the Company, and (iv) there has been no pending or Threatened strike, work stoppage, work slowdown, picketing, lockout or other material labor dispute involving the Company. There is no employment discrimination, harassment, safety or unfair labor practice Claim or other employment-related Claim pending or Threatened against the Company. There are no material administrative charges or court complaints against the Company concerning alleged employment discrimination or other employment related matters or breach of any Law, regulation or contract pending or Threatened by or before any Government Authority.

(ii)              Schedule 3(q)(ii) sets forth a true and complete list of all employees of the Company including each such employee’s [a] name, [b] employer, [c] job title, [d] hire date, [e] work location, [f] full-time or part-time status, [g] leave status (and, if on leave, the nature of the leave and the expected return date), [h] Fair Labor Standards Act exempt or non-exempt classification, [i] annual base salary or hourly wage rate, as applicable, [j] most recent annual bonus received, if any, [k] current annual bonus opportunity, if any, and [l] vacation/paid time off balance.

(iii)             Neither the Company nor any Seller has received written notice that any employee of the Company with annualized compensation at or above $100,000 or group of employees of the Company and, to the Knowledge of the Company, no such employee or group intends to terminate his or her employment prior to the one year anniversary of the Closing.

(iv)             The Company is, and at all times during the past five years has been, in compliance in all material respects with all Laws relating to labor, employment and employment practices, including those relating to employees, labor relations, wages, hours, overtime, classification (including the classification of independent contractors and exempt and non-exempt employees), discrimination, harassment, civil rights, affirmative action, work authorization, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), occupational safety and health, COVID-19, information privacy and security, workers compensation, continuation coverage under group health plans, wage payment and the payment and withholding of taxes (collectively, the “Employment Laws”). During the past five years, there have been no Claims pending or Threatened against the Company alleging a violation of any Employment Law.

(v)              At all times during the past five years, the Company has been in compliance with WARN Act and has had no liabilities or other obligations under the WARN Act. Within the 90 days prior to the date of this Agreement, the Company has not terminated the employment of 30 or more employees at any single site of employment (as defined under the WARN Act), and no more 29 employees have experienced an “employment loss” (as defined under the WARN Act) at any single site of employment.

(vi)             The Company has impartially investigated all harassment and discrimination allegations (including sexual, gender and racial discrimination and harassment allegations) and all similar allegations made against any current or former director, officer, manager or employee of the Company of which any of them has received written or, to the Knowledge of the Company, other notice. With respect to each such allegation with potential merit, the Company has taken prompt corrective action that is reasonably calculated to prevent further improper action. The Company would not reasonably be expected to have any material liabilities with respect to any such allegations.

(vii)           The Company has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current or former employees and independent contractors under applicable Law or Contract.

(viii)          To the Knowledge of the Company, no current or former employee or independent contractor of the Company is in any material respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, nonsolicitation agreement or restrictive covenant obligation (i) owed to the Company or (ii) owed to any third party with respect to such Person’s employment or engagement by or services to the Company.

(ix)             No employee layoff, facility closure or shutdown, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees of the Company has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19. The Company has not otherwise experienced any material employment-related liability with respect to COVID-19.

(r)           Brokers. Except for amounts payable to Mesirow Investment Banking (all of which have been included as Seller Transaction Expenses on the Estimated Closing Statement), no broker, finder, or investment banker is entitled to any brokerage, finder’s, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or the Company.

(s)           Intellectual Property.

(i)              Except as set forth on Schedule 3(s)(i), the Company exclusively owns, is properly exclusively licensed under, or otherwise possesses the valid and enforceable exclusive right to use, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances, and without the payment of any royalties or other amounts to any other Person, all material Intellectual Property that is used in the operation of the Business as currently conducted. The Company is not, nor will be as a result of the execution and delivery of this Agreement, in violation in any material respect of any licenses, sublicenses or other agreements as to which the Company is a party and pursuant to which the Company is authorized to use any third-party Intellectual Property.

(ii)             During the past five years, [a] to the Company’s Knowledge, no third party has infringed upon, misappropriated or otherwise violated any Company Intellectual Property, [b] the Company has not infringed upon, misappropriated or otherwise violated any third-party Intellectual Property rights, [c] no such claim with respect to infringement, misappropriation or violation of any Intellectual Property rights of any Person has been pending or Threatened (including any unsolicited demand or request from a third party to license any Intellectual Property rights), [d] no Order, and no Contract, consent or stipulation, in each case, has existed that limited the use or enjoyment by the Company of any right in any Company Intellectual Property and [e] there has existed no reasonable basis for any claim of such infringement, misappropriation or other material violation of any third-party Intellectual Property rights. The Company has not received, within the five years prior to the date hereof, from any third party, any written or, to the Knowledge of the Company, other notice that the Company has infringed upon, misappropriated or otherwise violated any third-party Intellectual Property rights. Neither the Company, nor the conduct of its business, infringes, misappropriates or violates, or in the six years prior to the date of this Agreement has infringed, misappropriated or violated, the Intellectual Property rights of any Person.

(iii)             No material Intellectual Property right of the Company is or has been judicially determined to be invalid or unenforceable. No Claim is currently pending or Threatened which challenges the validity or enforceability of any Intellectual Property right of the Company. The Company has not received any written or, to the Company’s Knowledge, other notice or claim challenging the ownership, use, validity or enforceability of any Company Registered Intellectual Property.

(iv)            Schedule 3(s)(iv) sets forth a complete and accurate list of [a] each item of Registered Company Intellectual Property, [b] the jurisdiction in which such item of Registered Company Intellectual Property has been registered or filed and the applicable application, registration, or serial or other similar identification number, [c] all material unregistered trademarks owned by and used in connection with the Company’s products or services and [d] all Software that is owned or purported to be owned by the Company. All rights to the issued patents, trademark or service mark registrations and copyright registrations included in the Company Registered Intellectual Property are subsisting, valid and enforceable. All Registered Company Intellectual Property is held of record in the name of the Company, and none of the Registered Company Intellectual Property is the subject of any Claim challenging any scope, effect or validity and are in material compliance with formal legal requirements (including, as applicable, the payment of filing, examination and maintenance fees, inventor declarations, proofs of working or use, timely post-registration filing of affidavits of use and incontestability and renewal applications).

(v)             All Persons that have participated in the development of any Intellectual Property Rights on behalf of the Company have executed written instruments that (i) assign to the Company all rights, title and interest in and to any and all inventions, improvements, discoveries, writings and other works of authorship and related Intellectual Property developed by such Persons within the scope of their employment or engagement and (ii) obligate the applicable Person to maintain the confidentiality of any confidential information of the Company. No current or former Affiliate, partner, director, stockholder, officer, member, manager, employee, consultant or contractor of the Company will, after giving effect to the transactions contemplated hereby, own, license or retain any of the Company Intellectual Property.

(vi)            The Company has taken all commercially reasonable measures to protect the Company Intellectual Property and have taken steps reasonable under the circumstances to maintain the confidentiality of the trade secrets and other material confidential information of the Company.

(vii)           Neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, Buyer’s right to own or use any Company Intellectual Property or breach any agreement related to Intellectual Property used by the Company.

(viii)          The Company maintains policies and procedures regarding data security, privacy, data transfer, and the use of data, have the necessary written agreements in place, and have safeguards in place that are sufficient to protect Personal Data and confidential information in the possession or control of the Company from unauthorized access by third Persons and to ensure that the operation of the business of the Company (including with respect to employee matters) is in compliance with all Data Security Requirements. At all times during the past five years, the Company and the operation of its business have been in compliance with all Data Security Requirements. Neither the execution, delivery or performance of this Agreement nor the consummation of the Closing will result in a breach or violation of, or constitute a default under, any Data Security Requirement. The Company has not experienced any breach of security, phishing incident, ransomware or malware attack or other incident in which confidential or sensitive information, payment card data, personally identifiable information or other protected information relating to individuals was or may have been accessed, disclosed or exfiltrated in an unauthorized manner, nor received any notices or complaints from any Person or been the subject of any claim, proceeding, investigation or other Claim with respect thereto.

(ix)             The Company has made transparent privacy notices available to all individuals about whom the Company Process or direct the Processing of Personal Data, if required by, and in conformance with, the Data Security Requirements. The Company’s written privacy notices fully and accurately disclose how the Company Processes Personal Data about such individuals. The Company has contractually obligated all third party service providers Processing Personal Data, in each case on behalf of the Company to (i) comply with applicable Data Security Requirements, (ii) take reasonable steps to protect and secure Personal Data and other sensitive or confidential information from loss, theft, unauthorized access, use, modification, disclosure or other misuse, and (iii) comply with all other obligations required to be incorporated into such contractual obligation by applicable Data Security Requirements.

(x)               The Company uses commercially reasonable efforts to protect the confidentiality, integrity and security of the Systems used in the operation of the business of the Company and to prevent any unauthorized use, access, interruption or modification of the Systems. All Systems owned or controlled by, or used for the Company are (i) free from any material defect, bug, virus, or programming, design, or documentation error or corruptant or other Software routines or hardware components that permit unauthorized access or the unauthorized disablement or erasure of such, (ii) in sufficiently good working condition to effectively perform all information technology operations and include a sufficient number of license seats for all third-party licensed Software, and are fully functional and operate and run in a reasonable and efficient business manner, in each case as necessary for the operation of the businesses of the Company as currently conducted and (iii) sufficient for the current needs of the Company, including as to capacity, scalability and ability to meet current and anticipated peak volumes in a timely manner. There have been no material failures, breakdowns, outages, continued substandard performance, or other adverse events affecting any such Systems in the five years prior to the date hereof. The Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities in connection with the operation of their business, act in compliance therewith and have taken commercially reasonable steps to test such plans and procedures on a periodic basis, and such plans and procedures have been proven effective upon such testing in all material respects.

(xi)             None of the Software included in the Company Intellectual Property is subject to any “open source”, “copyleft” or analogous license (including any license approved by the Open Source Initiative and listed at http://www.opensource.org/licenses, GPL, AGPL or other open source Software license) in a manner that has or would require any public distribution of any such Software, create obligations for the Company to grant, or purport to grant, to any third party any rights or immunities under any Company Intellectual Property (including any patent non-asserts or patent licenses) or impose any present economic limitations on the commercial exploitation thereof by the Company.

(xii)            Except as otherwise provided on Schedule 3(s)(xii), no source code for any Company Intellectual Property has been disclosed, released, made available, or delivered (and no Person has agreed to disclose, release, or deliver such source code under any circumstance) to any third party, other than pursuant to confidentiality and nondisclosure obligations consistent with past practice, and no Person other than the Company is in possession of any such source code or has been granted any license or other right therein or with respect thereto. No event has occurred, and no circumstance or condition exists, that (with or without lapse of time, or both) will, or would reasonably be expected to, result in a requirement that any source code for any Software included in the Company Intellectual Property be disclosed, licensed, released, made available, or delivered to any Person.

(t)           Major Customers. Schedule 3(t) sets forth an accurate and complete list of the top 15 customers of the Company (“Material Customers”) for each of (i) the fiscal year ended December 31, 2020, (ii) the fiscal year ended December 31, 2019 and (iii) the 10-month period ending October 31, 2021 (determined on the basis of the total dollar amount of revenues) showing the dollar amount of revenues from each such customer during such period. No customer described on Schedule 3(t) (I) has provided written or, to the Knowledge of the Company, other notice to the Company that it will not continue to be a customer of the Company after the Closing at substantially the same level of purchases made during the periods noted above in this Section 3(t), (II) has stopped or materially decreased, or has Threatened to stop or materially decrease, the rate of purchasing materials, products or services from the Company or otherwise materially and adversely modified, or Threatened to materially and adversely modify, its relationship with the Company, or (III) is seeking to materially and adversely renegotiate the terms of any Contract, arrangement or historical practice under which the Company are providing materials, services or goods to such Person or otherwise materially and adversely modify its relationship with the Company.

(u)          Major Suppliers. Schedule 3(u) sets forth an accurate and complete list of the top ten (10) suppliers to the Company (“Material Suppliers”), for each of (i) the fiscal year ended December 31, 2020, (ii) the fiscal year ended December 31, 2019 and (iii) the 10-month period ending October 31, 2021 (determined on the basis of the total dollar amount of purchases made by the Company) showing the dollar amount of purchases from each such supplier during such period. No supplier described on Schedule 3(u) (I) has provided written or, to the Knowledge of the Company, other notice to the Company that it will not continue to be a supplier to the Company after the Closing on substantially the same terms, (II) has stopped or materially decreased, or has Threatened to stop or materially decrease, the rate of supplying materials, products or services to the Company or otherwise materially and adversely modified, or Threatened to materially and adversely modify, its relationship with the Company, (III) is seeking to materially and adversely renegotiate the terms of any Contract, arrangement or historical practice under which the Company is receiving materials, services or goods from such Person or otherwise materially and adversely modify its relationship with the Company, or (IV) is a sole source of supply of any material goods, materials or services used by the Company.

(v)           Bank Accounts. Schedule 3(v) sets forth a correct and complete list of (i) all banks in which the Company has an account, safe deposit box, lock box or other banking arrangement and the address of each such bank, (ii) the name of each Person authorized to draw thereon or having access thereto and (iii) the account number for each such account and the safe deposit box number for each such safe deposit box maintained by the Company. The Company has provided Buyer with all of such account numbers and the names of all Persons authorized to draw thereon or have access thereto.

(w)          COVID-19 Pandemic; CARES Act.

(i)               Since the announcement of an official order by Governmental Authorities related to the COVID-19 pandemic, the Company has complied, in all material respects, with all Laws relating to COVID-19, including those relating to (i) shelter-in-place and quarantine orders, (ii) the maintenance of safe and acceptable working conditions, including by making disclosures regarding positive cases of COVID-19 among employees or service providers of the Company, (iii) employee benefits, privacy, or labor and employment, including with respect to the furlough or termination of employees or the reduction or modification of compensation or employee benefits, if any, and (iv) the Families First Act.

(ii)             The Company has complied with the CARES Act and has no plans to undertake any action in the future that would cause any violation thereof. The Company does not have and has not had any liabilities, obligations, and indebtedness with respect to, and has not applied for or received, an Economic Injury Disaster Relief Loan from the Small Business Administration or a Paycheck Protection Program loan.

(x)           EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES OF SELLERS SET FORTH IN SECTIONS 3 AND 4 HEREOF, NONE OF SELLERS (NOR THE COMPANY) MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SELLERS, THE COMPANY OR ANY OF THEIR RESPECTIVE ASSETS, LIABILITIES OR OPERATIONS. Notwithstanding the foregoing or anything to the contrary in this Agreement or any other Transaction Document, nothing in this Agreement or any other Transaction Document shall limit or otherwise affect any Person’s rights or remedies in the case of Fraud, and nothing in this Section 3(x) shall limit or otherwise affect any Person’s rights or remedies with respect to any breach of or inaccuracy in any representation or warranty contained in this Agreement (including the Disclosure Schedule) or any other Transaction Document.

Section 4.             Representations and Warranties Regarding Sellers. Except as set forth in the corresponding Schedule of the Disclosure Schedule, each Seller, individually and solely as to such Seller, represents and warrants to Buyer as follows:

(a)           Organization, Power and Standing. If other than a natural person, such Seller is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. Such Seller has the corporate, limited liability company, partnership or similar power (if other than a natural person) and authority to execute and deliver this Agreement and each of the other Transaction Documents to which such Seller is a party, to perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. If a natural person, such Seller has the legal capacity to execute and deliver this Agreement and each of the other Transaction Documents to which such Seller is a party, o perform such Seller’s obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.

(b)           Due Execution; Enforceability. This Agreement and the other Transaction Documents to which such Seller is a party have been duly executed and delivered by such Seller and, assuming the due authorization, execution and delivery by the other Parties hereto and thereto, as applicable, constitute valid and binding agreements of such Seller, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)           Title to Non-Exchanged Units. As of the date hereof, immediately prior to the consummation of the transactions contemplated by the Exchange Contribution Agreements and the transactions contemplated by this Agreement, such Seller is the record and beneficial owner of, and has good and valid title to, the Exchanged Units and Non-Exchanged Units of the Company set forth opposite such Seller’s name on Exhibit A, free and clear of any Encumbrances, except for restrictions on transfer imposed by applicable securities laws. Except as set forth in the Organizational Documents of the Company delivered to Buyer, such Seller is not a party to any option, warrant, purchase right or other Contract (other than this Agreement) that requires such Seller to seller, transfer or otherwise dispose of any Exchanged Units or Non-Exchanged Units or that gives any other Person any rights with respect to any Exchanged Units or Non-Exchanged Units.

(d)           No Conflict; Required Filings and Consents. Neither the execution and delivery of this Agreement or any other Transaction Document by such Seller nor the consummation of the transactions contemplated hereby or thereby nor the performance of such Seller’s obligations hereunder or thereunder will (with or without notice or lapse of time or both) (i) violate any Law or any Order, in each case applicable to such Seller or by which such Seller’s assets are bound or affected, (ii) will require any franchise, waiver, determination qualification, authorization, Permit, registration, filing, application, authorization, consent, approval, exemption, notice or other action with, by or to any Governmental Authority, or (iii) will violate, breach or conflict with, or constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, or will result in the termination of or in the acceleration of any rights under or require notice or consent under, any term or provision of the Organizational Documents of such Seller or any Contract to which such Seller is a party or by which its assets are bound.

(e)           Absence of Litigation. There is no Claim of any kind pending or Threatened against such Seller which contests the validity of, or which seek to enjoin or obtain monetary damages in respect of, this Agreement or could reasonably be expected to impair the ability of such Seller to perform such Seller’s obligations under, and consummate the transactions contemplated by, this Agreement.

(f)            Non-Reliance. Such Seller acknowledges that, except as expressly set forth in Section 5, Buyer is not making and will not be deemed to have made, and such Seller is not relying on, any representation or warranty of any kind whatsoever, express or implied, at Law or in equity, in connection with or with respect to the transactions contemplated herein. Any representations and warranties other than those expressly set forth in Section 5 are disclaimed by Buyer.

Section 5.             Representations and Warranties Regarding Buyer. Buyer represents and warrants to Sellers that:

(a)           Organization and Qualification. Buyer is a limited liability company duly organized, validly existing and in good standing under the Laws of Delaware. Buyer has all requisite limited liability company power and authority to execute and deliver this Agreement and the other documents and instruments to be executed and delivered by such Parties pursuant hereto and to carry out the transactions contemplated hereby and thereby. Buyer is duly qualified or licensed as a foreign corporation or entity to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased, or operated by Buyer or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing, would not, individually or the aggregate, have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(b)          Authorization and Validity of Agreement. The execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by Buyer pursuant hereto and the consummation of the transactions contemplated hereby and thereby have been duly authorized by Buyer. No other or further limited liability company act or proceeding on the part of Buyer or its members is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by Buyer pursuant hereto or the consummation of the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by Buyer and, assuming the due authorization, execution and delivery by the other Parties hereto, constitutes, and when executed and delivered, the other documents and instruments to be executed and delivered by Buyer pursuant hereto, assuming the due authorization, execution and delivery by the other Parties thereto, will constitute, valid and binding agreements of Buyer, enforceable in accordance with their respective terms, subject to the Bankruptcy and Equity Exception.

(c)           No Conflict; Required Filings and Consents.

(i)              The execution and delivery of this Agreement by Buyer does not, and the consummation of the transactions contemplated hereby and the performance of this Agreement by Buyer shall not, [a] conflict with or violate the Organizational Documents of Buyer, [b] conflict with or violate any Law or Order applicable to Buyer or by which its properties are bound or affected or [c] result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration, or cancellation of, or result in the creation of an Encumbrance (other than Permitted Encumbrances) on, any of the properties or assets of Buyer pursuant to any Contract, Permit, Order or restriction of any kind or character to which Buyer is a party or by which Buyer or any of its properties are bound or affected, except in the case of clause [b] and [c] for any such breaches, defaults, or other occurrences that would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(ii)             Assuming the truth and accuracy of the Sellers’ representations and warranties in Section 3 and Section 4, no consent, approval, order or authorization, or permit of, action by or in respect of, registration, declaration or filing with, or notification to, any Governmental Authority, or any other Person is required to be made, obtained, performed or given to or with respect to Buyer in connection with the execution and delivery of this Agreement by Buyer or the consummation by Buyer of the transactions contemplated hereby, except for such consents, approvals, authorizations, permits, filings or notifications, the failure to be made or obtained would not reasonably be expected to have a material adverse effect on the condition, liabilities, operations or results of operations of Buyer.

(d)           Absence of Litigation. There is no Claim of any kind pending, or to Buyer’s knowledge, Threatened, against Buyer by or before any Governmental Authority which contests the validity of this Agreement or the ability of Buyer to consummate the transactions contemplated by this Agreement.

(e)            Brokers. No broker, finder, or investment banker is entitled to any brokerage fee, finder’s fee, or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate of Buyer for which any Seller will be liable.

(f)             Financial Capability; Solvency. Buyer will have on the Closing Date sufficient immediately available funds in cash, or from other sources of immediately available funds, to pay the Purchase Price described in this Agreement and to pay all other amounts required hereunder and to pay its related fees and expenses. Buyer is not insolvent nor, assuming the truth and accuracy of the Sellers’ representations and warranties in Section 3 and Section 4 and the performance by the Sellers and the Company of their obligations under the Transaction Documents, will Buyer be rendered insolvent by any of the transactions contemplated herein. As used in this Section 5(f), “insolvent” means that the sum of the known debts and other probable liabilities of Buyer, as they become absolute and matured, exceeds the present fair saleable value of the assets of Buyer and its Subsidiaries on a consolidated basis.

(g)            No Additional Representations or Warranties. Buyer acknowledges that Sellers and the Company have not made, and Buyer has not relied on, any representation or warranty, express or implied, regarding Sellers, the Company, their assets, liabilities or operations or the Business, except for the representations and warranties expressly set forth in this Agreement and the other Transaction Documents. Buyer further agrees that, except with respect to the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, Sellers shall not have or be subject to any liability to Buyer or any of its Affiliates resulting from representations or warranties with respect to any information, document or material provided to Buyer or made available to Buyer in any “data room,” management presentations or any other form in expectation of the transactions contemplated by this Agreement, including any estimates, forecasts, plans, financial projections or statements concerning the backlog or pipeline of the Company, as Buyer acknowledges that no representations or warranties are made with respect to any such information, document or material and, except with respect to the representations and warranties expressly set forth in this Agreement and the other Transaction Documents, Buyer has not relied on any such information, document, material or statement in making its investment decision in connection with this Agreement. Buyer further acknowledges that there are uncertainties inherent in attempting to make any such estimates, forecasts, projections or statements. Buyer further acknowledges and agrees that it has conducted such investigations of the Company and the Business in connection with the execution of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, the foregoing provisions shall not limit or abrogate (a) the representations and warranties set forth in the Transaction Documents, including those in Section 3 and Section 4 (in each case, as modified by the Disclosure Schedule) of this Agreement, or Buyer’s right to rely thereon or (b) any claim for Fraud against any Person.

Section 6.	Covenants and Agreements of the Parties.

(a)           Publicity. With respect to this Agreement or the other Transaction Documents or the transactions contemplated hereby and thereby, none of the Parties shall issue any press release or make any similar public statement without the mutual consent of Buyer and the Seller Representative, such consent not to be unreasonably withheld, conditioned or delayed; provided, however, that a Party or its Affiliate may, without the prior written consent of any other Party, issue a public announcement or similar publicity to the extent that such Party or Affiliate reasonably determines, after consultation with legal counsel, such action to be required by Law or applicable stock exchange requirements or any applicable self-regulatory organization, in which event such Party or Affiliate will use commercially reasonable efforts to allow Buyer and the Seller Representative, as applicable, reasonable time to comment on such public announcement or similar publicity in advance of its issuance. Notwithstanding the foregoing, no limitation set forth in this Section 6(a) will prohibit or restrict (a) Buyer or any of its respective Affiliates, in each case, to the extent such Person is an investment fund, in connection with any communications to their respective limited partners, members, stockholders, investors, representatives or prospective investors so long as any such Persons are subject to reasonable confidentiality restrictions, or (b) the Company or its Subsidiaries from making any announcement after the Closing to their employees, customers, vendors and other business relations to the extent the Company or such Subsidiary determines in good faith that such announcement is necessary or advisable.

(b)           Books and Records. After the Closing, Buyer will, and will cause the Company to, retain all books, records and other documents pertaining to the business of the Company in existence on the Closing Date for a period of five (5) years from the Closing Date and to make the same available during normal business hours and in a manner as not to interfere unreasonably with the Company’s normal business operations after the Closing Date for such five (5) year period for inspection and copying by the Seller Representative and its representatives during the normal business hours of the Company or by providing copies thereof to Sellers or their agents via email, upon reasonable request and upon reasonable advance notice, solely to the extent necessary to prepare Tax Returns, to prepare financial statements including for periods ending on or prior to the Closing Date), or to comply with the rules and regulations of the Internal Revenue Service, the Securities and Exchange Commission or any other Governmental Authority; provided that Buyer may require the execution of customary non-disclosure agreements and shall not be required to make any disclosure that would prejudice any attorney-client privilege, trade secret or other protection that may apply to such books, records and other documents. Notwithstanding the foregoing, but subject to Section 7(a)(iv), Buyer shall be permitted to destroy or otherwise dispose any such books and records and other materials of the Company, or any portions thereof, relating to periods prior to the Closing Date so long as Buyer first offers to surrender to the Seller Representative such books and records and materials or such portions thereof.

(c)            Directors’ and Officers’ Indemnification and Insurance. On or prior to the Closing Date, Sellers will purchase, or cause the Company to purchase, at Sellers’ sole expense, an extended reporting period endorsement to the Company’s currently existing directors’ and officers’ liability insurance (a “D&O Tail”) with respect to matters existing or occurring at or prior to the Closing (including the transactions contemplated hereby and by the other Transaction Documents) (“Pre-Closing Claims”). Buyer shall cause the Company to use commercially reasonable efforts to maintain this endorsement in full force and effect for its full term. Buyer shall not cause or permit any amendments to the Organizational Documents of the Company that would have the effect of impairing the coverage available under the D&O Tail with respect to Pre-Closing Claims. This Section 6(c) is intended for the irrevocable benefit of, and to grant third-party rights to, the Sellers and certain of their affiliates, partners and employees (the “Seller Covered Parties”), and shall be binding on all successors of Buyer. Each Seller Covered Party shall be a third-party beneficiary of this Section 6(c), and entitled to enforce the covenants contained in this Section 6(c). Sellers agree that the D&O Tail be the sole source of recovery of the current and former directors, managers and officers of the Company for any Pre-Closing Claims arising out of their service or position prior to the Closing, and Sellers hereby waive, on behalf of themselves and such Persons, any other rights they may have to recover against the Company for any Pre-Closing Claims arising out of their service or position prior to the Closing.

(d)            Certain Disbursements. In connection with disbursements of the Adjustment Escrow Amount and from the Seller Administrative Expense Fund to certain Sellers that are employees of the Company (if applicable), if requested by the Seller Representative, Buyer agrees to use commercially reasonable efforts to cause such payments to be made to such individuals through the Company’s payroll process and subject to ordinary course withholding, provided, that, prior to making any such payment through payroll, the Company shall have received a wire transfer or other payment from a Seller Representative account in an amount equal to the sum of (x) the gross total amount of the payments requested to be made through payroll, plus (y) the employer’s share of employment taxes applicable to such payments.

(e)            Release. Each Seller, on behalf of itself and its Affiliates (excluding, for the avoidance of doubt, the Company and its Subsidiaries), heirs, beneficiaries, trustees, successors and assigns (each, a “Releaser”) hereby: (a) unconditionally releases, acquits and forever discharges the Company, its Subsidiaries, Buyer and the direct and indirect equity holders of Buyer and its and their past, present and future Affiliates and representatives, in their capacities as such (each, a “Releasee”), of and from any and all Contracts (other than (x) this Agreement (y) the other Transaction Documents and (z) with respect to Sellers that are employees of the Company, any employment agreement, severance agreement or other similar Contract), Claims, liabilities and obligations (the “Released Claims”) which such Releaser ever had, now has or may in the future have on or by reason of any matter, cause or thing whatsoever related to or involving the Company, its Subsidiaries and/or their respective businesses prior to the Closing; and (b) consents to this Agreement, each other Transaction Document and the transactions contemplated hereby and thereby. Each Seller hereby represents and warrants, on behalf of itself and each of the Releasers, that such Seller has not, and none of the Releasers has, assigned or otherwise transferred any right or interest in or to any of the Released Claims. Each Seller, on behalf of itself and each of the Releasers, hereby irrevocably covenants to refrain from asserting any Claim, or commencing, instituting or causing to be commenced or instituted, or participating, assisting, or cooperating (except with Buyer or the Company) in, or encouraging, assisting or soliciting any other Person to institute, any Claim of any kind against any Releasee that is based upon or related to any Released Claim, and hereby waives any benefit conferred upon such Seller or the Releasers by any judgment or order issued in connection with any Claim filed against any Releasee based upon or related to any Released Claim. Notwithstanding the foregoing, nothing contained in this Section 6(e) will operate to release any Released Claims of Seller: (i) arising under or pursuant to this Agreement or any other Transaction Document; (ii) arising under or pursuant to any health or retirement plans provided by the Company in which such Seller was a participant at or prior to the Closing, as applicable; or (iii) for such Seller’s unpaid salary or wages with respect to the pay period immediately prior to the Closing, as applicable; provided, that amounts under the foregoing clauses (ii) and (iii) have been fully accounted for in Final Closing Net Working Capital. Each Seller, on behalf of itself and each of the Releasers, hereby expressly waives and releases any rights and benefits which such Seller or such Releaser has or may have under any Law or rule of any jurisdiction pertaining to the matters released herein.

Section 7.             Covenants Regarding Tax Matters.

(a)	Returns and Payment of Taxes.

(i)              Sellers, at their sole cost and expense, shall prepare and timely file or cause to be prepared and timely filed all IRS Forms 1065 and any analogous forms for state income Tax for which taxable income attributable to the Company’s operations is allocated to Sellers on a pass-through basis for all Tax periods ending on or before the Closing Date, including those which are due to be filed after the Closing Date (“Seller Income Tax Returns”). To the extent consistent with applicable Law, Sellers will prepare the Seller Income Tax Returns on a basis consistent with the past practices of the Company; provided that, each Seller Income Tax Return shall include elections under Sections 754 (if such election is not already in place) of the Code. Sellers shall deliver to Buyer, at least ten (10) Business Days prior to their due date, any Seller Income Tax Returns for Buyer’s review and comment.

(ii)             Buyer will prepare or cause to be prepared and timely file or cause to be filed all other Tax Returns (i.e., other than the Tax Returns that Sellers are responsible for preparing under Section 7(a)(i)) for the Company. With respect to any such Tax Return filed prior to the Adjustment Completion Date for which an accrual for such Tax is reflected in Final Closing Net Working Capital, Final Indebtedness Amount or Final Seller Transaction Expenses, Buyer will prepare such Tax Returns consistent with the past practices of the Company to the extent consistent with applicable Tax law.

(iii)            To the extent permitted by Law, the Parties agree to treat the Closing Date as the last day of a Tax period for the Company for all income tax purposes. For the sole purpose of appropriately apportioning any Taxes of the Company relating to a Straddle Period, the Company will, in their reasonable discretion and to the extent permitted by applicable Law, elect with the relevant Governmental Authority to treat for all purposes the Closing Date as the last day of a taxable period. In the case where applicable Law does not permit the Company to treat the Closing Date as the last day of a taxable period, then for purposes of this Agreement, the amount of any Taxes based on or measured by income, withholding, receipts, payments or payroll of the Company, or imposed in connection with any sale or other transfer or assignment of property or any other specifically identifiable transaction or event, for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date, provided, that exemptions, allowances or deductions that are calculated on an annual basis (including, without limitation, depreciation and amortization deductions) shall be allocated between the portion of the Tax period ending on the Closing Date and the portion of the Tax period after such date in proportion to the number of days in each such Tax period, and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(iv)            The Parties shall reasonably cooperate, as and to the extent reasonably requested by the other Party, in connection with the furnishing of information relating to and the filing of Tax Returns of the Company and any audit, litigation or other proceeding with respect to Taxes, including with respect to any Pre-Closing Tax Period. Such cooperation shall include signing any Tax Return, amended Tax Returns, claims or other documents necessary to settle any Tax controversy, the retention and (upon the other Party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. The Parties agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by another Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority.

(b)          Post-Closing Audits and Other Proceedings. From and after the Closing Date, Buyer shall give prompt notice to the Seller Representative if any taxing authority provides notice of an intent to audit, review or conduct any other proceeding with respect to the Taxes of the Company for any Pre-Closing Tax Period (“Tax Contests”). Except with respect to any Tax Contest with respect to Seller Income Tax Returns, Buyer shall control the conduct of any Tax Contest. The Seller Representative shall, at its own cost and expense, have the option to control any Tax Contest with respect to a Seller Income Tax Returns to the extent it notifies Buyer of its intent to control such Tax Contest within 15 days of being notified of such Tax Contest (“Seller Tax Contest”). Buyer shall, and shall cause the Company to, cooperate in all reasonable respects with the Seller Representative in the conduct of any such Seller Tax Contest. The Seller Representative shall keep the Buyer reasonably informed of the progress of any such Seller Tax Contest that the Seller Representative controls (including providing copies of all written communication with any taxing authority), and the Buyer shall be entitled to participate in the defense of any such Seller Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel shall be borne by Buyer. The Seller Representative shall provide to Buyer on a reasonably timely basis drafts of material communications proposed to be sent or filed with any taxing authority or court for the Buyer’s review and comment, which the Seller Representative will consider in good faith. Notwithstanding anything in this Agreement to the contrary, the Seller Representative shall not resolve, settle, compromise, or abandon any issue or claim in a Seller Tax Contest without the prior written consent (which consent shall not be unreasonably withheld, conditioned, or delayed) of Buyer. Sellers, the Company, and Buyer shall cause the Company to make the alternative election pursuant to Section 6226(a) of the Code (and any comparable election for state Tax laws) with respect to Pre-Closing Tax Periods of the Company, after receipt of a notice of final partnership adjustment from the Internal Revenue Service or another Tax authority.

(c)           Amendment of Returns; Income Tax Returns.

(i)                     Buyer shall not, and shall cause the Company not to, [a] amend or cause the amendment of any Seller Income Tax Return, [b] change an annual Tax accounting period, [c] adopt or change any Tax accounting method concerning the Company, or [d] file any Seller Income Tax Returns, in each case with respect to any Pre-Closing Tax Period without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(ii)                    Prior to the Adjustment Completion Date, Buyer shall not, and shall cause the Company not to, amend or cause the amendment of any Tax Return (other than Seller Income Tax Return) with respect to any Pre-Closing Tax Period without the prior written consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned, or delayed.

(d)          Transfer and Transaction Taxes. Any sales, use, stamp, registration, transfer, real estate transfer and documentary Taxes and recording fees, or other Taxes or fees incurred in connection with the transactions contemplated by this Agreement shall be borne by Buyer and paid by Buyer when due. Buyer shall, at its own expense, timely file any Tax Return or other document with respect to any such Taxes or fees (and Sellers shall cooperate with respect thereto as necessary).

(e)           Other Tax Matters. With respect to certain Tax matters, Sellers and Buyer agree as follows:

(i)              Buyer shall not, and shall not allow the Company to, initiate, participate in or agree to any Seller Tax Matter without the prior written consent of the Seller Representative (which consent shall not be unreasonably withheld, conditioned, or delayed).

(ii)             To have the Company properly and timely make an election under Revenue Procedure 2011-29 to deduct seventy percent (70%) of any Transaction Tax Deductions that are success-based fees as defined in Treasury Regulation Section 1.263(a)-5(f).

(iii)            That Buyer shall not, and shall not allow the Company to, engage in any transaction after the Closing, but on the Closing Date, that is outside of the ordinary course of business and is not contemplated by or attributable to the transactions in this Agreement and that will increase the amount of Taxes of the Company for a Pre-Closing Tax Period.

(iv)           The Company shall treat the Transaction Tax Deductions as deductible in a Pre-Closing Tax Period to the fullest extent allowed by Law (determined at a “more likely than not” or higher level of comfort, provided that the parties agree that the success-based fee to Mesirow Financial will be recognized in the Pre-Closing Tax Period).

(v)             No election shall be made after the Closing Date to waive the carry back of any Tax attribute or Tax credit incurred or realized in a Pre-Closing Tax Period by the Company.

(f)            Overlap. To the extent that any obligation or responsibility pursuant to Section 10 may overlap with an obligation or responsibility pursuant to this Section 7, the provisions of this Section 7 will govern.

(g)           Tax Sharing Agreements. All Tax-sharing agreements or similar agreements with respect to or involving the Company shall be terminated as of the Closing Date and, after the Closing Date, the Company shall not be bound thereby or have any liability thereunder.

Section	8. Closing Deliveries.

(a)           Sellers’ Deliveries. At the Closing, Sellers shall deliver to Buyer the following documents, in each case duly executed or otherwise in proper form, and in a form satisfactory to Buyer:

(i)              Assignments with respect to all of the Purchased Units and any other documents necessary to transfer to Buyer good and valid title to the Purchased Units free and clear of all Encumbrances (other than restrictions on transfer under applicable securities Laws).

(ii)              A certificate signed by the Secretary or other authorized officer of the Company certifying that attached thereto are [a] the Company’s Organizational Documents as in effect on the Closing Date and that such documents have not been amended and remain in full force and effect, [b] a copy of the resolutions duly adopted by the board of directors of the Company and the board of directors or other governing body of each Seller (other than natural person Sellers) authorizing the execution and delivery of this Agreement and the other Transaction Documents to which the Company or such Seller is a party and the consummation of the transactions contemplated thereby and [c] a list setting forth the names of each director or manager and each officer (and their respective titles) of the Company (along with specimen signatures).

(iii)             a copy of the resolutions duly adopted by the board of directors of the Company (the “Bonus Authorizing Resolutions”) authorizing and instructing the Company [a] to pay the full amount of annual bonuses for 2021 accrued as of the day preceding the Closing Date (the “2021 Annual Bonuses”), which 2021 Annual Bonuses will [1] be fully earned, as of the day preceding the Closing Date, by the employees of the Company (without further condition or contingency) and [2] will be payable no later than December 31, 2021 and [b] to pay transaction bonuses in the aggregate amount of $331,000 (the “Special Transaction Bonuses”), which Special Transaction Bonuses will [1] be fully earned, as of the day preceding the Closing Date, by the employees of the Company (without further condition or contingency) and [2] will be payable no later than December 31, 2021.

(iv)            The Escrow Agreement, duly executed by the Seller Representative and the Escrow Agent.

(v)              [RESERVED]

(vi)            Non-competition, non-solicitation/non-hire, non-disparagement and confidentiality agreements between Buyer and each of (A) Ron Crawford, (B) Mark Stevens and (C) Skye Real Estate Holdings Corporation/Geoffrey Peckham, in the forms agreed by such parties (the “Non-Competition Agreements”).

(vii)           A confidentiality, non-disparagement and employee non-solicitation/non-hire between Buyer and Promus Equity Partners, LLC, in the form agreed by such parties (the “Promus Non-Solicitation Agreement”).

(viii)          A certificate of current status or good standing, as applicable, dated not more than fifteen (15) calendar days prior to the Closing Date, attesting to the good standing or active status of the Company under the laws of the Company’s state of formation.

(ix)            Releases of Encumbrances (other than Permitted Encumbrances) on the assets of the Company that secure Indebtedness, or payoff letters from each secured party possessing any such Encumbrance evidencing the authority to release such Encumbrances upon receipt of the payoff amount.

(x)              Resignation letters executed by any director, manager or officer (or Persons holding comparable positions) of the Company, if and to the extent requested by Buyer, resigning such person’s positions as a director, manager or officer (or any comparable position) of the Company (but not such person’s employment, if any, with the Company).

(xi)             A Form W-9 from each Seller, or such other forms or information relating to Buyer’s obligations to withhold as Buyer may reasonably request.

(xii)            All other documents, instruments or writings required to be delivered to Buyer at or prior to the Closing pursuant to this Agreement or otherwise necessary to effect the intent hereof and such other certificates of authority and documents as Buyer may reasonably request.

(b)          Buyer’s Deliveries. At the Closing, Buyer shall deliver to the Seller Representative the following documents, in each case duly executed or otherwise in proper form.

(i)               The Escrow Agreement, duly executed by Buyer.

(ii)              The Employment Agreements.

(iii)             The Non-Competition Agreements.

(iv)            The Promus Non-Solicitation Agreement.

(v)             A certificate signed by the Secretary or other authorized officer of Buyer, certifying the resolutions duly adopted by the Board of Directors or other governing body of Buyer approving the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby and that such resolutions have not been amended and remain in full force and effect.

(vi)            All other documents, instruments or writings required to be delivered to Sellers at or prior to the Closing pursuant to this Agreement.

Section 9.             Seller Representative.

(a)           Appointment of Seller Representative. Each Seller hereby irrevocably appoints Clarion Investment Holdings, LLC as his, her or its true and lawful attorney-in-fact and agent (the “Seller Representative”), with full power of substitution or resubstitution, to act exclusively for and on behalf of such Seller with respect to all matters arising in connection with this Agreement, in accordance with the terms and provisions of this Agreement, including in connection with any amounts payable in connection with this Agreement and to act on behalf of such Seller in any litigation or arbitration involving this Agreement, to do or refrain from doing all such further acts and things, and to execute all such documents (including, without limitation, the Escrow Agreement) as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated hereby, including the power:

(i)               to act for such Seller with regard to matters pertaining to this Agreement, including the power to compromise any claim on behalf of such Seller or any matter concerning the purchase price adjustment set forth in Sections 2(e) and 2(f);

(ii)              to act for such Seller with regard to matters pertaining to litigation;

(iii)             to execute and deliver all documents in connection with the transactions contemplated hereby or amendments, waivers or consents thereto that the Seller Representative deems necessary or appropriate;

(iv)            to receive funds, make payments of funds, and give receipts for funds;

(v)             to receive funds for the payment of expenses of such Seller and apply such funds in payment for such expenses;

(vi)            to do or refrain from doing any further act or deed on behalf of such Seller that the Seller Representative deems necessary or appropriate in its sole discretion relating to the subject matter of this Agreement as fully and completely as such Seller could do if personally present;

(vii)           to receive service of process in connection with any claims under this Agreement;

(viii)          to take any action on behalf of Sellers with respect to the Escrow Agreement and the Adjustment Escrow Amount; and

(ix)             To make payments and disbursements from, and otherwise take any action with respect to, the Seller Administrative Expense Fund.

(b)           Irrevocable Appointment of Seller Representative. The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Buyer and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative in all matters referred to herein, and all such actions or omissions shall be legally binding upon Sellers and their successors and permitted assigns. Any action taken by the Seller Representative must be in writing and must be signed by the Seller Representative then serving in such capacity. All notices required to be made or delivered by Buyer to Sellers described above shall be made to the Seller Representative for the benefit of such Seller and shall discharge in full all notice requirements of Buyer to such Seller with respect thereto. By their appointment of the Seller Representative, Sellers thereby confirm all that the Seller Representative shall do or cause to be done by virtue of its appointment as the representative of Sellers hereunder. The Seller Representative shall act for Sellers on all of the matters set forth in this Agreement in the manner the Seller Representative believes to be in the best interest of Sellers and consistent with the obligations of Sellers under this Agreement, but the Seller Representative shall not be responsible to any Seller for any damages which Sellers may suffer by the performance of the Seller Representative’s duties under this Agreement, other than damages arising from willful violation of applicable Law or willful misconduct in the performance of such duties under this Agreement. The Seller Representative shall not have any duties or responsibilities to the Sellers except those expressly set forth in this Agreement, and no implied covenants, functions, responsibilities, duties or Liabilities shall be read into this Agreement or shall otherwise exist against the Seller Representative. Each of Sellers shall indemnify and hold the Seller Representative harmless from any Losses incurred by the Seller Representative as a result of, or related to, actions taken in good faith as the Seller Representative under, and in accordance with, this Agreement.

(c)            Successor Seller Representative. In the event that the Seller Representative is unable to serve as the Seller Representative or resigns from its position as Seller Representative, Sellers shall appoint a replacement Seller Representative by approval of the former holders of a majority of the outstanding Non-Exchanged Units as of immediately prior to the Closing, which replacement Seller Representative shall be deemed to be the Seller Representative for all purposes of this Agreement. Buyer shall be entitled to rely on all actions or omissions taken or made by any Seller Representative until Buyer has been duly notified in writing that such Seller Representative is no longer able to serve or has resigned and a replacement has been appointed.

(d)           Reliance by Seller Representative. As between the Sellers and the Seller Representative, the Seller Representative shall be entitled to rely, and shall be fully protected in relying, upon any statements furnished to it by any Seller, Buyer or any other evidence deemed by the Seller Representative to be reliable, and the Seller Representative shall be entitled to act on the advice of counsel selected by it. As between the Sellers and the Seller Representative, the Seller Representative shall be fully justified in failing or refusing to take any action under this Agreement unless it shall have received such advice or concurrence of any Seller as it deems appropriate or it shall have been expressly indemnified to its satisfaction by Sellers against any and all Liability and expense that the Seller Representative may incur by reason of taking or continuing to take any such action. As between the Sellers and the Seller Representative, the Seller Representative shall in all cases be fully protected in acting, or refraining from acting, under this Agreement in accordance with a request of Sellers, and such request, and any action taken or failure to act pursuant thereto, shall be binding upon all Sellers and their successors and permitted assigns.

(e)            Seller Administrative Expense Fund. The Seller Representative shall hold the Seller Administrative Expense Fund as a fund from which the Seller Representative shall pay any fees, expenses or costs it incurs in performing its rights, duties and obligations under this Agreement and the other documents and instruments executed and delivered pursuant hereto (including this Agreement and the Escrow Agreement) by or on behalf of the Sellers. At such time and from time to time that the Seller Representative determines in its good faith discretion that a portion of the Seller Administrative Expense Fund will not be required for the payment of such fees, expenses or costs, the Seller Representative shall distribute to Sellers amounts from the Seller Administrative Expense Fund. For Tax purposes, Sellers will be treated as the owner of the Seller Administrative Expense Fund and any earnings or interest thereon. The Seller Representative shall report and withhold any Taxes as it determines may be required by any Law in effect at the time of any distribution or otherwise from the Seller Administrative Expense Fund.

Section 10.	No Survival; Representation and Warranty Insurance Policy.

(a)          No Survival of Representations or Warranties. Each representation, warranty, covenant and obligation contained herein and in any certificate related to any such representation, warranty, covenant or obligation shall expire at the Closing with the consummation of the transactions contemplated hereby and will not survive the Closing and, other than in the case of Fraud, none of the Sellers shall have any liability of any nature whatsoever with respect to any such representation, warranty, covenant or obligation or otherwise relating to the transactions contemplated hereby; provided, however, that (i) any covenant contained in this Agreement that, by its terms, provides for performance (in whole or in part) following the Closing (the “Post-Closing Covenants”) shall expressly survive Closing in accordance with its terms, and if no term is specified, then for the maximum duration permitted under applicable Law, and (ii) the foregoing will not prejudice or limit any claim for Fraud. Each Seller shall be liable for breaches of Post-Closing Covenants solely to the extent caused by such Seller’s actions or omissions. The Sellers shall not be jointly-and-severally liable for breaches of Post-Closing Covenants. It is the express intent of the Parties that if the survival period of the representation and warranties is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The Parties further acknowledge that the time periods set forth in this Section 10(a) for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties. Nothing in this Section 10(a) shall limit the rights of Buyer to pursue recoveries under any representation and warranty insurance policy; provided, that the provisions of this Section 10(a) shall apply notwithstanding (x) any election by Buyer not to acquire any such insurance policy, (y) any revocation, cancellation, or modification of any such insurance policy after the issuance thereof, and (z) the denial of any claim, for any reason, under any such insurance policy.

(b)          Representation and Warranty Insurance Policy. Concurrently with or following the Closing, Buyer may purchase the R&W Insurance Policy. The premium for the R&W Insurance Policy, along with the underwriting fee, broker’s commission and all applicable taxes thereon, shall be paid 100% by Buyer. If purchased, Buyer shall cause the R&W Insurance Policy to provide that, except for Fraud, there shall be no subrogation against Sellers for any claims made under the R&W Insurance Policy or any other policy provided by the Company in connection with the transactions contemplated by this Agreement.

(c)          Exclusive Remedy. Except (i) as provided in Sections 2(e) and (f) and Section 10(a) of this Agreement (with respect to Post-Closing Covenants), (ii) to seek specific performance with respect to a breach or threatened breach of any Post-Closing Covenant or under any other Transaction Document or (iii) in the case of Fraud, after the Closing, Sellers shall have no obligation or liability to the Buyer or the Company (or their respective Affiliates), and the Buyer and the Company (and their respective Affiliates) shall have no claim or recourse against Sellers, arising out of or in connection with this Agreement, the transactions contemplated by this Agreement, the Company or the operation of the Business prior to Closing, it being understood and agreed by the Parties that the remedies provided for in Sections 2(e) and (f) and Section 10(a) of this Agreement (with respect to Post-Closing Covenants) shall be the sole and exclusive remedies for any such claim for any such matters, whether such claims are framed in contract, tort, violation of law or otherwise.

Section 11.	Miscellaneous.

(a)            Disclosure Schedules. The Company and Sellers have prepared the schedules attached to this Agreement (individually, a “Schedule” and collectively, the “Disclosure Schedule”) and delivered them to Buyer on the date hereof. The Schedules shall be arranged by number to correspond to the sections of this Agreement, and Sellers shall be permitted to include in the Disclosure Schedule any qualifications, disclosure or exceptions with respect to any subsection of Section 3 or Section 4. Any fact or item disclosed on any Schedule shall be deemed disclosed on all other Schedules to which an appropriate cross reference is made or on all other Schedules where it is readily apparent on the face of such disclosure that such disclosure applies to such other Schedules of the Disclosure Schedule. The sections or subsections of the Disclosure Schedule shall qualify the applicable representations and warranties set forth in this Agreement and/or set forth other information required by this Agreement. The inclusion of any item on any Schedule shall not constitute an admission to any third party that a violation, right of termination, default, liability or other obligation of any kind exists with respect to such item, but rather is intended only to qualify certain representations and warranties in this Agreement and/or to set forth other information required by this Agreement.

(b)           Notices. All notices, requests, demands and other communications under this Agreement shall be given in writing and shall be (i) personally delivered; (ii) sent by email transmission (as a .pdf or .tif attachment); (iii) sent by registered or certified U.S. mail, return receipt requested and postage prepaid; or (iv) sent by recognized overnight courier service, as follows:

If to Buyer or, following the Closing, the Company, to:

Buyer or the Company, as applicable

c/o Levine Leichtman Capital Partners, LLC

345 North Maple Drive, Suite 300

Beverly Hills, California 90210

Attention: David I. Wolmer

Email: dwolmer@llcp.com

With a copy to (which shall not constitute notice), to:

Honigman LLP

2290 First National Building

660 Woodward Avenue

Detroit, Michigan 48226

Attention: Joshua F. Opperer and Jacob D. Drouillard

Email: jopperer@honigman.com

jdrouillard@honigman.com

If to the Seller Representative, to:

Clarion Investment Holdings, LLC

c/o Promus Equity Partners, LLC

156 N. Jefferson, Suite 300

Chicago, Illinois 60661

Attention: Anders Rosenquist

Email: arosenquist@promusequity.com

with a copy to (which shall not constitute notice), to:

Reinhart Boerner Van Deuren s.c.

1000 North Water Street, Suite 1700

Milwaukee, WI 53202

Email: nneuberger@reinhartlaw.com

Attn: Nathan J. Neuberger

or to such other Person or address as any Party shall have specified by notice in writing to the other Parties. If personally delivered, such communication shall be deemed delivered upon actual receipt; if sent by email, such communication shall be deemed delivered the day of the transmission or, if the transmission is not made on a Business Day, the first Business Day after transmission; if sent by U.S. mail, such communication shall be deemed delivered as of the date of delivery indicated on the receipt issued by the relevant postal service or, if the addressee fails or refuses to accept delivery, as of the date of such failure or refusal; and if sent by overnight courier, such communication shall be deemed delivered upon receipt.

(c)            Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(d)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

(e)           Entire Agreement; Amendment. This Agreement (including the Exhibits and Schedules attached hereto), together with the other agreements and instruments referred to herein, (i) constitutes the entire agreement of the Parties and supersedes all prior agreements and undertakings (including any indication of interest or any letter of intent entered into among any of the Parties), both written and oral, among the Parties, or any of them, with respect to the subject matter hereof and (ii) except as otherwise provided in Section 11(h), shall not confer upon any Person (other than the Parties) any rights or remedies hereunder. This Agreement may only be amended by a written instrument signed by Buyer and the Seller Representative.

(f)            Assignment. None of the Parties may assign, transfer or otherwise encumber this Agreement or its rights or obligations hereunder, in whole or in part, whether voluntarily or by operation of Law, without the prior written consent of the other Parties, and any attempted assignment without such consent shall be void and without legal effect; provided, however, that Buyer may, without the consent of any other Party, (i) assign any or all of its respective rights and interests hereunder to one or more of its Affiliates or collaterally assign for the purposes of creating a security interest herein or otherwise assign as collateral Buyer’s rights under this Agreement to any lender of Buyer or its Affiliates, (ii) designate one or more of its Affiliates to perform its respective obligations hereunder and (iii) assign any or all of its rights, interests or obligations hereunder to an acquirer of all or a material portion of the assets of Buyer.

(g)           Remedies; Specific Performance. Except as otherwise expressly provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby or by Law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage would occur in the event that any Party does not perform any of its obligations under any of the provisions of this Agreement in accordance with their specific terms or were otherwise breached and that money damages or other legal remedies are not an adequate remedy. It is accordingly agreed that, Buyer, on the one hand, and Sellers, on the other hand, shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent or cure breaches or anticipated breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction. Each of the Parties hereto agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief on the basis that (i) there is adequate remedy at law or (ii) an award of specific performance is not an appropriate remedy for any reason at law or equity; provided, that a Party shall be permitted to oppose the granting of an injunction, specific performance and other equitable relief by contesting the existence of a breach or threatened breach of this Agreement. Any Party hereto seeking an injunction or injunctions to prevent breaches of this Agreement when expressly available pursuant to the terms of this Agreement and to enforce specifically the terms and provisions of this Agreement when expressly available pursuant to the terms of this Agreement shall not be required to provide proof of damages or any bond or other security in connection with any such order or injunction.

(h)           Parties in Interest; Non-Recourse. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and its successors, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement, except as provided in Section 6(c) and Section 6(e), which are intended to be for the benefit of the Persons referred to therein and may be enforced by such Persons following the Closing. This Agreement may only be enforced against the Parties hereto (and their successors and assigns). Further, the Seller Representative is a Party solely to serve as a representative of Sellers and, as such, the Seller Representative shall have no liability to any Party serving in, or actions undertaken in, solely such capacity. All claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of, or relate to this Agreement, or the negotiation, execution or performance of this Agreement (including any representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement), may be made only against the other Persons that are expressly identified as Parties (and their successors and assigns), and no officer, director, partner, manager, equityholder, employee, consultant, representative, agent or Affiliate of the Company or any Party (including any Person negotiating or executing this Agreement on behalf of a Party), or the Seller Representative, shall have any liability or obligation with respect to this Agreement or with respect to any claim or cause of action (whether in contract, tort or otherwise) that may arise out of or relate to this Agreement, the negotiation, execution, or performance of this Agreement (including a representation or warranty made in connection with this Agreement or as an inducement to enter into this Agreement) or the business and operations of the Company prior to Closing. Nothing in this Section 11(h) shall in any manner limit, prevent or restrict any claim for Fraud against any Person.

(i)             Expenses. Except as otherwise expressly provided herein, all fees and expenses incurred (or required under applicable Law to be incurred/paid) by any Party in connection with this Agreement and the transactions contemplated hereby shall be borne and paid solely and entirely by the Party or Parties, as applicable, incurring such expenses.

(j)             [Reserved].

(k)            Governing Law. This Agreement shall be governed by the laws of the State of Delaware, excluding any choice of law rules that may direct the application of the laws of another jurisdiction.

(l)             Waiver of Jury Trial; Venue. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. Each of the Parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of (i) any federal court of the United States of America sitting in Delaware, and (ii) the Delaware Court of Chancery, and any appellate court from any of such courts, in any actions arising out of or relating to this Agreement and any transactions contemplated hereby, and each of the Parties hereby irrevocably and unconditionally (i) agrees not to commence any such action in any other court except such courts, (ii) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action in such courts, and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action in such courts. Each of the Parties agrees that a final judgment in any such action will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Nothing in this Agreement will affect the right of any Party to serve process in any other manner permitted by Law.

(m)           Counterparts. This Agreement may be executed in one or more counterparts, and by the different Parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Signatures delivered by e-mail in portable document format (“pdf”) shall be binding for all purposes hereof.

(n)          Interpretation. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any Party. Unless the context otherwise requires, as used in this Agreement: (i) an accounting term not otherwise defined herein has the meaning ascribed to it under GAAP as in effect on the date hereof; (ii) “or” is not exclusive; (iii) “including” and its variants mean “including, without limitation” and its variants; (iv) words defined in the singular have the parallel meaning in the plural and vice versa; (v) references to “written” or “in writing” include in electronic form; (vi) the terms “hereof,” “herein,” “hereby,” “hereto,” and derivative or similar words refer to this entire Agreement, including the Schedules hereto; (vii) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (viii) the word “will” shall be construed to have the same meaning and effect as the word “shall;” (ix) references to “dollars” or “$” in this Agreement shall mean United States dollars; (x) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or therein); (xi) reference to a particular statute, regulation or Law means such statute, regulation or Law as amended or otherwise modified from time to time; (xii) [reserved]; (xiii) all Sections, Schedules and Exhibits referred to herein are, respectively, Sections of, and Schedules and Exhibits to, this Agreement; and (xiv) whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a day that is not a Business Day, the Party having such privilege or duty may validly exercise such privilege or discharge such duty on the next succeeding day that is a Business Day.

(o)          Legal Privilege and other Matters.

(i)              Buyer, for itself and the Company and their respective successors and assigns, hereby irrevocably acknowledges and agrees that, as to all communications between the Company and Sellers, on the one hand, and their counsel, including Reinhart Boerner Van Deuren s.c., on the other hand, to the extent such communications [a] were made prior to the Closing, [b] relate to the negotiation, preparation, execution, delivery and closing under this Agreement, (c) were confidential between or among, as applicable, Reinhart Boerner Van Deuren s.c. and the Company and Sellers, and (d) are privileged communications in accordance with applicable Laws (collectively, the “Privileged Communications”), such privilege belongs solely to the Seller Representative on behalf of Sellers, and neither Buyer nor the Company, nor any Person purporting to act on behalf of or through the Buyer or the Company, will have access to the Privileged Communications.

(ii)              Notwithstanding the foregoing, in the event that after the Closing a dispute arises between Buyer or the Company, on the one hand, and a third party other than a Seller, on the other hand, then Buyer or the Company may assert the attorney-client privilege to prevent the disclosure of Privileged Communications to such third party.

(iii)             Each of the Parties acknowledges and agrees that Reinhart Boerner Van Deuren s.c. has acted as counsel to Sellers and the Company in connection with the negotiation, preparation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby. Buyer agrees, and shall cause the Company to agree, that, following consummation of the transactions contemplated hereby, such representation and any representation of the Company by Reinhart Boerner Van Deuren s.c. (the “Seller Group Law Firm”) prior to the Closing shall not preclude Seller Group Law Firm from serving as counsel to Sellers or any director, member, shareholder, partner, officer or employee of Sellers, in connection with any litigation, claim or obligation arising out of or relating to this Agreement or the transactions contemplated hereby. Each of the Parties hereto hereby consents thereto and waives any conflict of interest arising from such representation prior to the Closing.

[Remainder of page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the Parties have executed this Unit Purchase Agreement effective as of the date first set forth above.

BUYER:		SELLERS:

CLARION SAFETY BUYER, LLC		CLARION INVESTMENT HOLDINGS, LLC

By	/s/ David I. Wolmer	By:	Promus Equity Partners, LLC, its
Name: David I. Wolmer			Manager
Its: Authorized Person
		By	/s/ Anders Rosenquist
Name: Anders Rosenquist
Its: Vice President

SKYE REAL ESTATE HOLDINGS CORPORATION

		By	/s/ Geoffrey Peckham
Name: Geoffrey Peckham Its: President

/s/ Ron Crawford
Ron Crawford

/s/ Mark Stevens
Mark Stevens

/s/ Angela Lambert
Angela Lambert

/s/ Cherie Gormley
Cherie Gormley

/s/ Tarik Safouan
Tarik Safouan

SELLER REPRESENTATIVE:

CLARION INVESTMENT HOLDINGS, LLC

By:	Promus Equity Partners, LLC, its Manager

By	/s/ Anders Rosenquist
Name: Anders Rosenquist
Its: Vice President

Annex A

Seller	Exchanged Unit Value ($)	Exchanged Units (i.e., number of Class B Units)
Ron Crawford	300,000	6.252
Mark Stevens	72,000	1.764
Angela Lambert	35,000	0.857
Cherie Gormley	20,000	0.490

Exhibit A

Clarion Safety System
	Class A Units	Class B Units	Percentage
Skye Real Estate Holdings Corporation	400.000		36.58494%
Clarion Investment Holdings, LLC	600.000		54.87741%
Ron Crawford	0.000	55.556	5.08128%
Mark Stevens	0.000	17.780	1.62620%
Angela Lambert	0.000	6.670	0.61005%
Cherie Gormley	0.000	6.670	0.61005%
Tarik Safouan	0.000	6.670	0.61005%
Total	1000.000	93.346	100.00000%

Exhibit B
Example Calculation of Net Working Capital

Clarion Safety Systems, LLC
Target Net Working Capital Proposal ($ in 000s)
																		Average
	Ref.	Jun-20	Jul-20	Aug-20	Sep-20	Oct-20	Nov-20	Dec-20	Jan-21	Feb-21	Mar-21	Apr-21	May-21	Jun-21	Jul-21	Aug-21	Sep-21	12 Month
Current Assets
Cash & Cash Equivalents		$1,072	$857	$1,177	$1,278	$642	$894	$634	$838	$809	$838	$1,019	$1,534	$1,158	$1,049	$1288	$1,716	$1,035
Accounts Receivable		942	871	818	886	1,144	1,133	1,252	1,234	1,372	1,333	1,356	1,321	1,485	1,273	1,276	1,247	1,285
Inventory		655	654	647	679	669	679	700	654	676	677	637	646	633	674	708	772	677
Prepaid Expenses		60	55	46	60	54	79	87	82	46	38	42	47	54	118	36	49	61
Total Current Assets		$2,729	$2,437	$2,688	$2,903	$2,509	$2,785	$2,672	$2,808	$2,903	$2,886	$3,053	$3,548	$3,331	$3,113	$3307	$3,785	$3,058

Current Liabilities
Accounts Payable		$31	$85	$58	$57	$90	$47	$52	$34	$42	$41	$158	$52	$61	$95	$43	$92	$67
Accrued Expenses		496	485	527	486	499	554	780	762	468	453	429	567	651	715	632	730	603
Other Current Liabilities		10	2	8	7	5	9	10	11	6	5	2	4	6	8	10	7	7
Total Current Liabilities		$537	$572	$593	$550	$594	$609	$842	$807	$517	$499	$589	$622	$719	$818	$685	$830	$678
Unadjusted Working Capital		$2,192	$1,865	$2,095	$2,353	$1,914	$2,176	$1,831	$2,002	$2,386	$2,387	$2,464	$2,926	$2,612	$2,295	$2,622	$2,955	$2,381

Transaction Adjustments
Cash & Cash Equivalents		($1,072)	($857)	($1,177)	($1,278)	($642)	($894)	($634)	($838)	($809)	($838)	($1,019)	($1,534)	($1,158)	($1,049)	($1,288)	($1,716)	($1,035)
Working Capital (Cash-Free, Debt-Free)		$1,121	$1,008	$918	$1,075	$1,272	$1,282	$1,197	$1,164	$1,577	$1,549	$1,446	$1,392	$1,454	$1,247	$1334	$1,238	$1,346

Due Diligence Adjustments
Accrued Management Fees		49	71	31	49	68	52	57	76	41	69	84	55	55	95	40	64	63
Accrued Incentive Comp		42	60	24	6	10	57	173	166	32	65	88	110	134	158	181	205	115
Rep Commissions Payable		8	6	6	6	8	—	7	4	3	4	4	—	11	11	8	9	6
Accrued Interest		80	30	53	71	28	50	69	27	48	64	24	43	80	22	39	57	46
Accounts Payable - Outstanding Checks		(95)	(35)	(3)	(43)	(54)	(61)	(89)	(62)	(93)	(42)	(0)	(54)	(3)	(32)	(19)	(51)	(47)
Total Due Diligence Adjustments		$85	$132	$111	$90	$60	$99	$218	$210	$30	$161	$201	$154	$277	$253	$251	$285	$183
Adjusted Working Capital		$1,206	$1,140	$1,029	$1,166	$1,332	$1,381	$1,415	$1,375	$1,607	$1,710	$1,647	$1,545	$1,731	$1,500	$1,585	$1,524	$1,529

LLCP Adjustments
Accrued Incentive Comp - Reverse Sellside Adjustment		(42)	(60)	(24)	(6)	(10)	(57)	(173)	(166)	(32)	(65)	(88)	(110)	(134)	(158)	(181)	(205)	(115)
Accrued Incentive Comp - Remove Reported Balance from NWC		117	148	124	118	135	194	323	328	57	103	138	172	209	245	281	318	209
Rep Commissions Payable - Reverse Sellside Adjustment		(8)	(6)	(6)	(6)	(8)	—	(7)	(4)	(3)	(4)	(4)	—	(11)	(11)	(8)	(9)	(6)

Adjusted Working Capital - LLCP		$1,272	$1,222	$1,123	$1,272	$1,449	$1,519	$1,558	$1,533	$1,629	$1,744	$1,692	$1,608	$1,795	$1,577	$1,677	$1,627	$1,617

Proposed Net Working Capital Target	$1,617

Exhibit C
Allocation Principles

As contemplated by Section 2(h)(ii), the Parties agree that, for U.S. federal and applicable state and local income tax purposes, the “fair market value” of the assets of the Company shall be determined consistent with the methodology set forth below:

Asset	Method of Allocation	Order of Allocation
(a) Class I Assets - cash	The amount of such assets reflected in the Final Cash Amount.	1st
(b) Class II Assets - actively traded personal property (such as U.S. government securities and publicly traded stock), certificates of deposit and foreign currency	The amount of such assets reflected in the Final Closing Net Working Capital.	2nd
(c) Class III Assets - accounts receivable	The amount of such assets reflected in the Final Closing Net Working Capital.	3rd
(d) Class IV Assets - inventory	The amount of such assets reflected in the Final Closing Net Working Capital.	4th
(e) Class V Assets - all assets other than Class I, II, III, IV, VI and VII assets, including (without limitation) furniture, fixtures and real estate	The Company’s adjusted tax basis (as determined for federal income Tax purposes) in such assets as of immediately prior to Closing.	5th
(f) Class VI Assets(1)	None.	6th
(g) Goodwill	The balance.	7th

1 Within the meaning of Treas. Reg. § 1.338-6(b)(2)(vi)